Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Lennar Corporation
We have audited the accompanying consolidated balance sheets of Lennar Corporation and subsidiaries (the “Company”) as of November 30, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended November 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Lennar Corporation and subsidiaries as of November 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2014, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of November 30, 2014, based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 23, 2015 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
January 23, 2015 (October 29, 2015 as to Note 18)

LENNAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
November 30, 2014 and 2013

	2014 (1)	2013 (1)
	(Dollars in thousands, except shares and per share amounts)
ASSETS
Lennar Homebuilding:
Cash and cash equivalents	$885,729	695,424
Restricted cash	9,849	36,150
Receivables, net	93,444	51,935
Inventories:
Finished homes and construction in progress	3,082,345	2,269,116
Land and land under development	4,601,802	3,871,773
Consolidated inventory not owned	52,453	460,159
Total inventories	7,736,600	6,601,048
Investments in unconsolidated entities	656,837	716,949
Other assets	672,589	748,629
	10,055,048	8,850,135
Rialto:
Cash and cash equivalents	303,889	201,496
Restricted cash	46,975	2,593
Receivables, net	153,773	111,833
Loans receivable, net	130,105	278,392
Loans held-for-sale	113,596	44,228
Real estate owned - held-for-sale	190,535	197,851
Real estate owned - held-and-used, net	255,795	428,989
Investments in unconsolidated entities	175,700	154,573
Other assets	87,784	59,358
	1,458,152	1,479,313
Lennar Financial Services	1,177,053	796,710
Lennar Multifamily	268,014	147,089
Total assets	$12,958,267	11,273,247

(1)
Under certain provisions of Accounting Standards Codification (“ASC”) Topic 810, Consolidations, (“ASC 810”) the Company is required to separately disclose on its consolidated balance sheets the assets of consolidated variable interest entities (“VIEs”) that are owned by the consolidated VIEs and liabilities of consolidated VIEs as to which there is no recourse against the Company.

As of November 30, 2014, total assets include $929.1 million related to consolidated VIEs of which $11.7 million is included in Lennar Homebuilding cash and cash equivalents, $0.3 million in restricted cash, $0.2 million in Lennar Homebuilding receivables, net, $0.2 million in Lennar Homebuilding finished homes and construction in progress, $208.2 million in Lennar Homebuilding land and land under development, $52.5 million in Lennar Homebuilding consolidated inventory not owned, $23.9 million in Lennar Homebuilding investments in unconsolidated entities, $104.6 million in Lennar Homebuilding other assets, $75.8 million in Rialto cash and cash equivalents, $128.9 million in Rialto loans receivable, net, $128.2 million in Rialto real estate owned held-for-sale, $172.7 million in Rialto real estate owned held-and-used, net, $0.7 million in Rialto investments in unconsolidated entities, $2.1 million in Rialto other assets and $19.2 million in Lennar Multifamily assets.
As of November 30, 2013, total assets include $1,195.3 million related to consolidated VIEs of which $8.3 million is included in Lennar Homebuilding cash and cash equivalents, $17.7 million in restricted cash, $2.4 million in Lennar Homebuilding receivables, net, $94.8 million in Lennar Homebuilding land and land under development, $243.6 million in Lennar Homebuilding consolidated inventory not owned, $14.7 million in Lennar Homebuilding investments in unconsolidated entities, $86.8 million in Lennar Homebuilding other assets, $44.8 million in Rialto cash and cash equivalents, $244.0 million in Rialto loans receivable, net, $122.0 million in Rialto real estate owned held-for-sale, $313.8 million in Rialto real estate owned held-and-used, net, $0.7 million in Rialto investments in unconsolidated entities and $1.8 million in Rialto other assets.

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
November 30, 2014 and 2013

	2014 (2)	2013 (2)
	(Dollars in thousands, except shares and per share amounts)
LIABILITIES AND EQUITY
Lennar Homebuilding:
Accounts payable	$412,558	271,365
Liabilities related to consolidated inventory not owned	45,028	384,876
Senior notes and other debts payable	4,690,213	4,194,432
Other liabilities	863,236	712,931
	6,011,035	5,563,604
Rialto	747,044	497,008
Lennar Financial Services	896,643	543,639
Lennar Multifamily	52,243	41,526
Total liabilities	7,706,965	6,645,777
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value per share; Authorized: 2014 and 2013 - 300,000,000 shares; Issued: 2014 - 174,241,570 shares; 2013 - 184,833,120 shares	17,424	18,483
Class B common stock of $0.10 par value per share; Authorized: 2014 and 2013 - 90,000,000 shares, Issued: 2014 - 32,982,815 shares; 2013 - 32,982,815 shares	3,298	3,298
Additional paid-in capital	2,239,704	2,721,246
Retained earnings	2,660,034	2,053,893
Treasury stock, at cost; 2014 - 505,420 shares of Class A common stock and 1,679,620 shares of Class B common stock; 2013 - 12,063,466 shares of Class A common stock and 1,679,620 shares of Class B common stock	(93,440)	(628,019)
Total stockholders’ equity	4,827,020	4,168,901
Noncontrolling interests	424,282	458,569
Total equity	5,251,302	4,627,470
Total liabilities and equity	$12,958,267	11,273,247

(2)
As of November 30, 2014, total liabilities include $149.8 million related to consolidated VIEs as to which there was no recourse against the Company, of which $6.8 million is included in Lennar Homebuilding accounts payable, $45.0 million in Lennar Homebuilding liabilities related to consolidated inventory not owned, $61.6 million in Lennar Homebuilding senior notes and other debts payable, $14.8 million in Lennar Homebuilding other liabilities and $21.5 million in Rialto liabilities.

As of November 30, 2013, total liabilities include $294.8 million related to consolidated VIEs as to which there was no recourse against the Company, of which $3.0 million is included in Lennar Homebuilding accounts payable, $191.6 million in Lennar Homebuilding liabilities related to consolidated inventory not owned, $75.1 million in Lennar Homebuilding senior notes and other debts payable, $4.9 million in Lennar Homebuilding other liabilities and $20.2 million in Rialto liabilities.

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended November 30, 2014, 2013 and 2012

	2014	2013	2012
	(Dollars in thousands, except per share amounts)
Revenues:
Lennar Homebuilding	$7,025,130	5,354,947	3,581,232
Lennar Financial Services	454,381	427,342	384,618
Rialto	230,521	138,060	138,856
Lennar Multifamily	69,780	14,746	426
Total revenues	7,779,812	5,935,095	4,105,132
Cost and expenses:
Lennar Homebuilding (1)	5,962,029	4,579,108	3,216,366
Lennar Financial Services	374,243	341,556	299,836
Rialto	249,114	151,072	138,990
Lennar Multifamily	95,227	31,463	6,306
Corporate general and administrative	177,161	146,060	127,338
Total costs and expenses	6,857,774	5,249,259	3,788,836
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities (2)	(355)	23,803	(26,672)
Lennar Homebuilding other income, net (3)	7,526	27,346	15,144
Other interest expense	(36,551)	(93,913)	(94,353)
Rialto equity in earnings from unconsolidated entities	59,277	22,353	41,483
Rialto other income (expense), net	3,395	16,787	(29,780)
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	14,454	(271)	(4)
Earnings before income taxes	969,784	681,941	222,114
(Provision) benefit for income taxes	(341,091)	(177,015)	435,218
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	628,693	504,926	657,332
Less: Net earnings (loss) attributable to noncontrolling interests (4)	(10,223)	25,252	(21,792)
Net earnings attributable to Lennar	$638,916	479,674	679,124
Basic earnings per share	$3.12	2.48	3.58
Diluted earnings per share	$2.80	2.15	3.11
Comprehensive earnings attributable to Lennar	$638,916	479,674	679,124
Comprehensive earnings (loss) attributable to noncontrolling interests	$(10,223)	25,252	(21,792)

(1)
Lennar Homebuilding costs and expenses included $9.9 million, $7.5 million and $15.6 million, respectively, of inventory valuation adjustments and write-offs of option deposits and pre-acquisition costs for the years ended November 30, 2014, 2013 and 2012.

(2)
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities included $4.6 million and $12.1 million of the Company’s share of valuation adjustments related to assets of unconsolidated entities for the years ended November 30, 2014 and 2012, respectively.

(3)	Lennar Homebuilding other income, net included $3.2 million in write-offs of other receivables and valuation adjustments of other assets for the year ended November 30, 2014.

(4)
Net earnings (loss) attributable to noncontrolling interests for the years ended November 30, 2014, 2013 and 2012 included ($22.5) million, $6.2 million and ($14.4) million, respectively, of net earnings (loss) related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
Years Ended November 30, 2014, 2013 and 2012

	2014	2013	2012
	(Dollars in thousands)
Class A common stock:
Beginning balance	$18,483	17,240	16,910
Employee stock and director plans	114	243	330
Retirement of treasury stock	(1,173)	—	—
Conversion of 2.00% convertible senior notes due 2020 to shares of Class A common stock	—	1,000	—
Balance at November 30,	17,424	18,483	17,240

Class B common stock	3,298	3,298	3,298

Additional paid-in capital:
Beginning balance	2,721,246	2,421,941	2,341,079
Employee stock and director plans	1,514	17,423	29,006
Retirement of treasury stock	(541,019)	—	—
Tax benefit from employee stock plans, vesting of restricted stock and conversion of 2.00% convertible senior notes due 2020	17,382	17,162	22,544
Amortization of restricted stock and performance-based stock options	40,581	33,559	29,312
Conversion of 2.00% convertible senior notes due 2020 to shares of Class A common stock	—	293,106	—
Equity adjustment related to purchase of noncontrolling interests	—	(61,945)	—
Balance at November 30,	2,239,704	2,721,246	2,421,941
Retained Earnings:
Beginning balance	2,053,893	1,605,131	956,401
Net earnings attributable to Lennar	638,916	479,674	679,124
Cash dividends - Class A common stock	(27,766)	(25,635)	(25,387)
Cash dividends - Class B common stock	(5,009)	(5,277)	(5,007)
Balance at November 30,	2,660,034	2,053,893	1,605,131
Treasury stock, at cost:
Beginning balance	(628,019)	(632,846)	(621,220)
Employee stock and directors plans	(7,613)	4,827	(17,149)
Retirement of treasury stock	542,192	—	—
Reissuance of treasury stock	—	—	5,523
Balance at November 30,	(93,440)	(628,019)	(632,846)
Total stockholders’ equity	4,827,020	4,168,901	3,414,764
Noncontrolling interests:
Beginning balance	458,569	586,444	607,057
Net earnings (loss) attributable to noncontrolling interests	(10,223)	25,252	(21,792)
Receipts related to noncontrolling interests	12,859	8,236	1,659
Payments related to noncontrolling interests	(155,625)	(201,655)	(480)
Non-cash consolidations	118,272	2,242	—
Non-cash purchase or activity of noncontrolling interests	430	(63,500)	—
Equity adjustment related to purchase of noncontrolling interests	—	101,550	—
Balance at November 30,	424,282	458,569	586,444
Total equity	$5,251,302	4,627,470	4,001,208

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended November 30, 2014, 2013 and 2012

	2014	2013	2012
	(Dollars in thousands)
Cash flows from operating activities:
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	$628,693	504,926	657,332
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	38,542	30,349	28,081
Amortization of discount/premium on debt, net	21,387	23,497	21,450
Lennar Homebuilding equity in (earnings) loss from unconsolidated entities	355	(23,803)	26,672
Distributions of earnings from Lennar Homebuilding unconsolidated entities	5,316	3,381	1,005
Rialto equity in earnings from unconsolidated entities	(59,277)	(22,353)	(41,483)
Distributions of earnings from Rialto unconsolidated entities	2,466	648	18,399
Lennar Multifamily equity in (earnings) loss from unconsolidated entities	(14,454)	271	4
Distributions of earnings from Lennar Multifamily unconsolidated entities	14,469	—	—
Share-based compensation expense	40,718	33,689	31,745
Tax benefit from share-based awards	—	17,162	22,544
Excess tax benefits from share-based awards	(7,497)	(10,148)	(10,814)
Deferred income tax (benefit) expense	75,324	151,619	(467,561)
Gain on retirement of Lennar Homebuilding debt	—	(1,000)	(988)
Gain on retirement of Rialto notes payable	(4,555)	—	—
Gain on sale of operating property and equipment	—	(14,432)	—
Loss on retirement of Lennar Homebuilding senior notes	—	—	6,510
Unrealized and realized gains on Rialto real estate owned, net	(36,901)	(48,358)	(19,771)
Unrealized gain on Rialto bargain purchase acquisition	—	(8,532)	—
Impairments of Rialto loans receivable and real estate owned, net	76,450	32,229	37,248
Valuation adjustments and write-offs of option deposits and pre-acquisition costs, other receivables and other assets	13,088	8,435	16,647
Changes in assets and liabilities:
(Increase) decrease in restricted cash	(18,930)	(6,430)	3,841
(Increase) decrease in receivables	(113,001)	(62,708)	17,370
Increase in inventories, excluding valuation adjustments and write-offs of option deposits and pre-acquisition costs	(1,367,415)	(1,627,136)	(563,051)
(Increase) decrease in other assets	(13,990)	4,279	(35,041)
Increase in Rialto loans held-for-sale	(69,269)	(44,000)	—
(Increase) decrease in Lennar Financial Services loans held-for-sale	(326,094)	86,130	(202,916)
Increase in accounts payable and other liabilities	326,087	164,571	28,129
Net cash used in operating activities	(788,488)	(807,714)	(424,648)
Cash flows from investing activities:
Decrease (increase) in restricted cash related to LOCs	$37	(21,527)	—
Net additions of operating properties and equipment	(22,599)	(8,126)	(2,822)
Proceeds from the sale of operating properties and equipment	43,937	140,564	—
Investments in and contributions to Lennar Homebuilding unconsolidated entities	(87,501)	(57,067)	(72,611)
Distributions of capital from Lennar Homebuilding unconsolidated entities	143,451	158,076	34,030
Investments in and contributions to Rialto unconsolidated entities	(41,523)	(66,953)	(43,555)
Distributions of capital from Rialto unconsolidated entities	68,914	42,556	83,368
Investments in and contributions to Lennar Multifamily unconsolidated entities	(30,759)	(22,748)	—
Distributions of capital from Lennar Multifamily unconsolidated entities	66,941	38,857	10,626
Decrease (increase) in Rialto defeasance cash to retire notes payable	—	223,813	(4,427)
Receipts of principal payments on Rialto loans receivable	24,019	66,788	81,648
Proceeds from sales of Rialto real estate owned	269,698	239,215	183,883
Purchases of commercial mortgage-backed securities bond	(8,705)	—	—
Proceeds from sale of commercial mortgage-backed securities bond	9,171	—	—
Improvements to Rialto real estate owned	(14,278)	(9,407)	(13,945)
Purchases of loans receivables	—	(5,450)	—
Purchases of Lennar Homebuilding investments available-for-sale	(21,274)	(28,708)	(11,403)
Proceeds from sales of Lennar Homebuilding investments available-for-sale	51,934	5,906	14,486
Acquisitions, net of cash acquired	(5,489)	(5,623)	—
Increase in Rialto loans held-for-investment, net	(7,000)	—	—
Decrease (increase) in Lennar Financial Services loans held-for-investment, net	1,102	(730)	2,919
Purchases of Lennar Financial Services investment securities	(40,627)	(30,333)	(51,138)
Proceeds from maturities of Lennar Financial Services investments securities	38,910	30,146	34,232
Net cash provided by investing activities	438,359	689,249	245,291

See accompanying notes to consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
Years Ended November 30, 2014, 2013 and 2012

	2014	2013	2012
	(Dollars in thousands)
Cash flows from financing activities:
Net borrowings (repayments) under Lennar Financial Services debt	$324,281	(83,828)	47,860
Net borrowings under Rialto warehouse repurchase facilities	65,254	76,017	—
Proceeds from Lennar Homebuilding senior notes	850,500	500,000	750,000
Proceeds from Lennar Homebuilding convertible senior notes	—	—	50,000
Proceeds from Rialto senior notes	104,525	250,000	—
Proceeds from Rialto structured notes	94,444	—	—
Debt issuance costs of senior notes and convertible senior notes	(9,989)	(12,935)	(9,118)
Redemption and partial redemption of senior notes	(250,000)	(63,751)	(210,862)
Principal payments on Rialto structured notes	(36,509)	—	—
Principal repayments on Rialto notes payable	(39,370)	(471,255)	(191,221)
Proceeds from other borrowings	34,424	92,596	41,500
Principal payments on other borrowings	(299,713)	(287,359)	(97,891)
Exercise of land option contracts from an unconsolidated land investment venture	(1,540)	(28,869)	(50,396)
Receipts related to noncontrolling interests	12,859	8,236	1,659
Payments related to noncontrolling interests	(155,625)	(201,655)	(480)
Excess tax benefits from share-based awards	7,497	10,148	10,814
Common stock:
Issuances	13,599	34,114	32,174
Repurchases	(20,424)	(12,320)	(17,149)
Dividends	(32,775)	(30,912)	(30,394)
Net cash provided by (used in) financing activities	661,438	(221,773)	326,496
Net increase (decrease) in cash and cash equivalents	311,309	(340,238)	147,139
Cash and cash equivalents at beginning of year	970,505	1,310,743	1,163,604
Cash and cash equivalents at end of year	$1,281,814	970,505	1,310,743
Summary of cash and cash equivalents:
Lennar Homebuilding	$885,729	695,424	1,146,302
Lennar Financial Services	90,010	73,066	58,566
Rialto	303,889	201,496	105,310
Lennar Multifamily	2,186	519	565
	$1,281,814	970,505	1,310,743

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$68,366	112,694	108,879
Cash paid for income taxes, net	$202,374	11,433	26,687

Supplemental disclosures of non-cash investing and financing activities:
Lennar Homebuilding and Lennar Multifamily:
Purchases of inventories, land under development and other assets financed by sellers	$129,881	167,134	89,063
Non-cash contributions to Lennar Homebuilding unconsolidated entities	$10,844	227,243	720
Inventory acquired in satisfaction of other assets including investments available-for-sale	$—	—	103,114
Non-cash purchases of investments available-for-sale	$—	—	12,520
Non-cash reduction of equity due to purchase of noncontrolling interest	$—	101,550	—
Non-cash purchase of noncontrolling interests	$—	63,500	—
Non-cash contributions to Lennar Multifamily unconsolidated entities	$95,288	59,555	13,674
Rialto:
Real estate owned acquired in satisfaction/partial satisfaction of loans receivable	$57,390	70,237	183,911
Real estate owned acquired in bargain purchase acquisition	$—	31,818	—
Net liabilities assumed in bargain purchase acquisition	$—	6,200	—
Non-cash acquisition of Servicer Provider	$8,317	—	—
Reductions in loans receivable from deficiency settlements	$—	619	3,068
Lennar Financial Services:
Purchase of mortgage servicing rights financed by seller	$5,697	—	—
Consolidation/deconsolidation of unconsolidated/consolidated entities, net:
Inventories	$155,021	—	—
Investments in unconsolidated entities	$(30,647)	—	—
Other assets	$(7,218)	—	—
Noncontrolling interests	$(117,156)	—	—

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies
Basis of Consolidation
The accompanying consolidated financial statements include the accounts of Lennar Corporation and all subsidiaries, partnerships and other entities in which Lennar Corporation has a controlling interest and VIEs (see Note 16) in which Lennar Corporation is deemed the primary beneficiary (the “Company”). The Company’s investments in both unconsolidated entities in which a significant, but less than controlling, interest is held and in VIEs in which the Company is not deemed to be the primary beneficiary are accounted for by the equity method. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue Recognition
Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowner, the new homeowner’s initial and continuing investment is adequate to demonstrate a commitment to pay for the home, the new homeowner’s receivable is not subject to future subordination and the Company does not have a substantial continuing involvement with the new home. Revenues from sales of land are recognized when a significant down payment is received, the earnings process is complete, title passes and collectability of the receivable is reasonably assured. See Lennar Financial Services, Rialto and Lennar Multifamily within this Note for disclosure of other revenue recognition policies related to those segments.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs were $45.2 million, $31.9 million and $33.0 million for the years ended November 30, 2014, 2013 and 2012, respectively.
Share-Based Payments
The Company has share-based awards outstanding under the 2007 Equity Incentive Plan (the "Plan"), which provides for the granting of stock options, stock appreciation rights, restricted common stock (“nonvested shares”) and other shared based awards to officers, associates and directors. The exercise prices of stock options may not be less than the market value of the common stock on the date of the grant. Exercises are permitted in installments determined when options are granted. Each stock option will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. The Company accounts for stock option awards and nonvested share awards granted under the Plan based on the estimated grant date fair value.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amounts of these instruments approximate their fair values. Cash and cash equivalents as of November 30, 2014 and 2013 included $263.2 million and $172.3 million, respectively, of cash held in escrow for approximately three days.
Restricted Cash
Lennar Homebuilding restricted cash consists of customer deposits on home sales held in restricted accounts until title transfers to the homebuyer, as required by the state and local governments in which the homes were sold, as well as funds on deposit to secure and support performance obligations. Rialto restricted cash consists of cash held in escrow by the Company's loan servicer provider on behalf of customers and lenders and is disbursed in accordance with agreements between transacting parties.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories
Finished homes and construction in progress are included within inventories. Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes, deposits on land purchase contracts and interest related to development and construction. Construction overhead and selling expenses are expensed as incurred. Homes held-for-sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas. The Company reviews its inventory for indicators of impairment by evaluating each community during each reporting period. The inventory within each community is categorized as finished homes and construction in progress or land under development based on the development state of the community. There were 622 and 535 active communities, excluding unconsolidated entities, as of November 30, 2014 and 2013, respectively. If the undiscounted cash flows expected to be generated by a community are less than its carrying amount, an impairment charge is recorded to write down the carrying amount of such community to its estimated fair value.
In conducting its review for indicators of impairment on a community level, the Company evaluates, among other things, the margins on homes that have been delivered, margins on homes under sales contracts in backlog, projected margins with regard to future home sales over the life of the community, projected margins with regard to future land sales and the estimated fair value of the land itself. The Company pays particular attention to communities in which inventory is moving at a slower than anticipated absorption pace and communities whose average sales price and/or margins are trending downward and are anticipated to continue to trend downward. From this review, the Company identifies communities whose carrying values exceed their undiscounted cash flows.
The Company estimates the fair value of its communities using a discounted cash flow model. The projected cash flows for each community are significantly impacted by estimates related to market supply and demand, product type by community, homesite sizes, sales pace, sales prices, sales incentives, construction costs, sales and marketing expenses, the local economy, competitive conditions, labor costs, costs of materials and other factors for that particular community. Every division evaluates the historical performance of each of its communities as well as current trends in the market and economy impacting the community and its surrounding areas. These trends are analyzed for each of the estimates listed above. For example, during the downturn in the housing market, the Company found ways to reduce its construction costs in many communities, and this reduction in construction costs in addition to changes in product type in many communities impacted future estimated cash flows.
Each of the homebuilding markets in which the Company operates is unique, as homebuilding has historically been a local business driven by local market conditions and demographics. Each of the Company’s homebuilding markets has specific supply and demand relationships reflective of local economic conditions. The Company’s projected cash flows are impacted by many assumptions. Some of the most critical assumptions in the Company’s cash flow model are projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community by community basis.
In order to arrive at the assumed absorption pace for home sales included in the Company’s cash flow model, the Company analyzes its historical absorption pace in the community as well as other comparable communities in the geographical area. In addition, the Company considers internal and external market studies and trends, which generally include, but are not limited to, statistics on population demographics, unemployment rates and availability of competing product in the geographic area where the community is located. When analyzing the Company’s historical absorption pace for home sales and corresponding internal and external market studies, the Company places greater emphasis on more current metrics and trends such as the absorption pace realized in its most recent quarters as well as forecasted population demographics, unemployment rates and availability of competing product. Generally, if the Company notices a variation from historical results over a span of two fiscal quarters, the Company considers such variation to be the establishment of a trend and adjusts its historical information accordingly in order to develop assumptions on the projected absorption pace in the cash flow model for a community.
In order to determine the assumed sales prices included in its cash flow models, the Company analyzes the historical sales prices realized on homes it delivered in the community and other comparable communities in the geographical area as well as the sales prices included in its current backlog for such communities. In addition, the Company considers internal and external market studies and trends, which generally include, but are not limited to, statistics on sales prices in neighboring communities and sales prices on similar products in non-neighboring communities in the geographic area where the community is located. When analyzing its historical sales prices and corresponding market studies, the Company also places greater emphasis on more current metrics and trends such as future forecasted sales prices in neighboring communities as well as future forecasted sales prices for similar products in non-neighboring communities. Generally, if the Company notices a variation from historical results over a span of two fiscal quarters, the Company considers such variation to be the establishment of a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

trend and adjusts its historical information accordingly in order to develop assumptions on the projected sales prices in the cash flow model for a community.
In order to arrive at the Company’s assumed costs to build and deliver homes, the Company generally assumes a cost structure reflecting contracts currently in place with its vendors adjusted for any anticipated cost reduction initiatives or increases in cost structure. Those costs assumed are used in the cash flow model for the Company’s communities.
Since the estimates and assumptions included in the Company’s cash flow models are based upon historical results and projected trends, they do not anticipate unexpected changes in market conditions or strategies that may lead the Company to incur additional impairment charges in the future.
Using all available information, the Company calculates its best estimate of projected cash flows for each community. While many of the estimates are calculated based on historical and projected trends, all estimates are subjective and change from market to market and community to community as market and economic conditions change. The determination of fair value also requires discounting the estimated cash flows at a rate the Company believes a market participant would determine to be commensurate with the inherent risks associated with the assets and related estimated cash flow streams. The discount rate used in determining each asset’s fair value depends on the community’s projected life and development stage. The Company generally uses a discount rate of approximately 20%, subject to the perceived risks associated with the community’s cash flow streams relative to its inventory.
The Company estimates the fair value of inventory evaluated for impairment based on market conditions and assumptions made by management at the time the inventory is evaluated, which may differ materially from actual results if market conditions or assumptions change. For example, market deterioration or changes in assumptions may lead the Company to incur additional impairment charges on previously impaired inventory, as well as on inventory not currently impaired but for which indicators of impairment may arise if market deterioration occurs.
For November 30, 2014, the Company reviewed its communities for potential indicators of impairments and identified 26 homebuilding communities with 1,774 homesites and a carrying value of $145.3 million as having potential indicators of impairment. Of those communities, the Company recorded valuation adjustments of $2.9 million on 120 homesites in one community with a carrying value of $8.1 million.
For November 30, 2013, the Company reviewed its communities for potential indicators of impairments and identified 35 homebuilding communities with 1,515 homesites and a carrying value of $130.5 million as having potential indicators of impairment. Of those communities, the Company recorded valuation adjustments of $4.5 million on 99 homesites in 3 communities with a carrying value of $16.5 million.
The table below summarizes the most significant unobservable inputs used in the Company's discounted cash flow model to determine the fair value of its communities for which the Company recorded valuation adjustments during the years ended November 30, 2014, 2013 and 2012:

	November 30,
	2014	2013			2012
Unobservable inputs		Range			Range
Average selling price	$164,000	$163,000	-	$279,000	$83,000	-	$340,000
Absorption rate per quarter (homes)	12	2	-	34	1	-	20
Discount rate	20%	20%			20%
The Company also has access to land inventory through option contracts, which generally enables the Company to defer acquiring portions of properties owned by third parties and unconsolidated entities until it has determined whether to exercise its option. A majority of the Company’s option contracts require a non-refundable cash deposit or irrevocable letter of credit based on a percentage of the purchase price of the land. The Company’s option contracts are recorded at cost. In determining whether to walk away from an option contract, the Company evaluates the option primarily based upon its expected cash flows from the property under option. If the Company intends to walk away from an option contract, it records a charge to earnings in the period such decision is made for the deposit amount and any related pre-acquisition costs associated with the option contract.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lennar Homebuilding and Lennar Multifamily Investments in Unconsolidated Entities
The Company evaluates its investments in unconsolidated entities for indicators of impairment during each reporting period. A series of operating losses of an investee or other factors may indicate that a decrease in the fair value of the Company’s investment in the unconsolidated entity below its carrying amount has occurred which is other-than-temporary. The amount of impairment recognized is the excess of the investment’s carrying amount over its estimated fair value.
The evaluation of the Company’s investments in unconsolidated entities includes certain critical assumptions made by management: (1) projected future distributions from the unconsolidated entities, (2) discount rates applied to the future distributions and (3) various other factors.
The Company’s assumptions on the projected future distributions from the unconsolidated entities are dependent on market conditions. Specifically, distributions are dependent on cash to be generated from the sale of inventory by the Lennar Homebuilding unconsolidated entities or assets by Lennar Multifamily unconsolidated entities. Such inventory is also reviewed for potential impairment by the unconsolidated entities. The unconsolidated entities generally use a discount rate of approximately 20% in their reviews for impairment, subject to the perceived risks associated with the community’s cash flow streams relative to its inventory. If a valuation adjustment is recorded by an unconsolidated entity related to its assets, the Company’s proportionate share is reflected in the Company's Lennar Homebuilding or Lennar Multifamily equity in earnings (loss) from unconsolidated entities with a corresponding decrease to its Lennar Homebuilding or Lennar Multifamily investment in unconsolidated entities. In certain instances, the Company may be required to record additional losses relating to its investment in unconsolidated entities, if the Company’s investment in the unconsolidated entity, or a portion thereof, is deemed to be other than temporarily impaired. These losses are included in Lennar Homebuilding other income, net or in Lennar Multifamily costs and expenses.
Additionally, the Company considers various qualitative factors to determine if a decrease in the value of an investment is other-than-temporary. These factors include age of the venture, intent and ability for the Company to recover its investment in the entity, financial condition and long-term prospects of the unconsolidated entity, short-term liquidity needs of the unconsolidated entity, trends in the general economic environment of the land, entitlement status of the land held by the unconsolidated entity, overall projected returns on investment, defaults under contracts with third parties (including bank debt), recoverability of the investment through future cash flows and relationships with the other partners and banks. If the Company believes that the decline in the fair value of the investment is temporary, then no impairment is recorded.
The Company tracks its share of cumulative earnings and distributions of its joint ventures (“JVs”). For purposes of classifying distributions received from JVs in the Company’s consolidated statements of cash flows, cumulative distributions are treated as returns on capital to the extent of cumulative earnings and included in the Company’s consolidated statements of cash flows as operating activities. Cumulative distributions in excess of the Company’s share of cumulative earnings are treated as returns of capital and included in the Company’s consolidated statements of cash flows as investing activities.
Consolidation of Variable Interest Entities
GAAP requires the consolidation of VIEs in which an enterprise has a controlling financial interest. A controlling financial interest will have both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.
The Company’s variable interest in VIEs may be in the form of (1) equity ownership, (2) contracts to purchase assets, (3) management and development agreements between the Company and a VIE, (4) loans provided by the Company to a VIE or other partner and/or (5) guarantees provided by members to banks and other third parties. The Company examines specific criteria and uses its judgment when determining if it is the primary beneficiary of a VIE. Factors considered in determining whether the Company is the primary beneficiary include risk and reward sharing, experience and financial condition of other partner(s), voting rights, involvement in day-to-day capital and operating decisions, representation on a VIE’s executive committee, existence of unilateral kick-out rights or voting rights, level of economic disproportionality, if any, between the Company and the other partner(s) and contracts to purchase assets from VIEs. The determination whether an entity is a VIE and, if so, whether the Company is the primary beneficiary may require it to exercise significant judgment.
Generally, all major decision making in the Company’s joint ventures is shared among all partners. In particular, business plans and budgets are generally required to be unanimously approved by all partners. Usually, management and other fees earned by the Company are nominal and believed to be at market and there is no significant economic disproportionality between the Company and other partners. Generally, the Company purchases less than a majority of the JV’s assets and the purchase prices under its option contracts are believed to be at market.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Generally, Lennar Homebuilding unconsolidated entities become VIEs and consolidate when the other partner(s) lack the intent and financial wherewithal to remain in the entity. As a result, the Company continues to fund operations and debt paydowns through partner loans or substituted capital contributions.
Operating Properties and Equipment
Operating properties and equipment are recorded at cost and are included in other assets in the consolidated balance sheets. The assets are depreciated over their estimated useful lives using the straight-line method. At the time operating properties and equipment are disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. The estimated useful life for operating properties is thirty years, for furniture, fixtures and equipment is two to ten years and for leasehold improvements is five years or the life of the lease, whichever is shorter. Operating properties are reviewed for possible impairment if there are indicators that their carrying amounts are not recoverable.
Investment Securities
Investment securities are classified as available-for-sale unless they are classified as trading or held-to-maturity. Securities classified as trading are carried at fair value and unrealized holding gains and losses are recorded in earnings. Available-for-sale securities are recorded at fair value. Any unrealized holding gains or losses on available-for-sale securities are reported as accumulated other comprehensive gain or loss, which is a separate component of stockholders’ equity, net of tax, until realized. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity.
At November 30, 2014 and 2013, the Lennar Homebuilding segment had available-for-sale securities totaling $0.5 million and $40.0 million, respectively, included in Lennar Homebuilding other assets, which consist primarily of investments in community development district bonds that mature in 2039. Certain of these bonds are in default by the borrower, which may allow the Company to foreclose on the underlying real estate collateral. Unrealized holding gain (losses) during the years ended November 30, 2014 and 2013 were deferred as a result of the Company's continuing involvement in the underlying collateral, thus no gains were recognized during the years ended November 30, 2014 and 2013. At November 30, 2014 and 2013, the Lennar Financial Services segment had investment securities classified as held-to-maturity totaling $45.0 million and $62.3 million, respectively. The Lennar Financial Services held-to-maturity securities consist mainly of corporate bonds, certificates of deposit and U.S. treasury securities that mature at various dates within a year. In addition, at November 30, 2014 and 2013, the Rialto segment had investment securities classified as held-to-maturity totaling $17.3 million and $16.1 million, respectively. The Rialto segment held-to-maturity securities consist of commercial mortgage-backed securities (“CMBS”). At both November 30, 2014 and 2013, the Company had no investment securities classified as trading.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations. Evaluating goodwill for impairment involves the determination of the fair value of the Company’s reporting units in which the Company has recorded goodwill. A reporting unit is a component of an operating segment for which discrete financial information is available and reviewed by the Company’s management on a regular basis. Inherent in the determination of fair value of the Company’s reporting units are certain estimates and judgments, including the interpretation of current economic indicators and market valuations as well as the Company’s strategic plans with regard to its operations. To the extent additional information arises or the Company’s strategies change, it is possible that the Company’s conclusion regarding goodwill impairment could change, which could have an effect on the Company’s financial position and results of operations.
The Company reviews goodwill annually (or whenever indicators of impairment exist) for impairment. The Company evaluated the carrying value of the Lennar Financial Services and Rialto segments' goodwill in the fourth quarter of 2014. The Company estimated the fair value of Lennar Financial Services title and mortgage operations and Rialto operations based on the income approach and concluded that a goodwill impairment was not required for 2014. As of both November 30, 2014 and 2013, there were no significant identifiable intangible assets, other than goodwill.
At both November 30, 2014 and 2013, accumulated goodwill impairments totaled $217.4 million, which includes $27.2 million and $190.2 million of previous Lennar Financial Services and Lennar Homebuilding goodwill impairments, respectively. At November 30, 2014, goodwill was $44.3 million, of which $38.9 million related to the Lennar Financial Services segment and $5.4 million related to the Rialto segment. At November 30, 2013, goodwill was $34.0 million, all of which related to the Lennar Financial Services segment. The changes in goodwill were due to the acquisitions of a Colorado-based mortgage company by Lennar Financial Services and of the 100% acquisition of the loan servicing business segment of a financial services company (the "Servicer Provider") in which a subsidiary of Rialto had an approximately 5% investment at the time of acquisition.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest and Real Estate Taxes
Interest and real estate taxes attributable to land and homes are capitalized as inventory costs while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest expense related to the Lennar Financial Services operations is included in its costs and expenses.
During the years ended November 30, 2014, 2013 and 2012, interest incurred by the Company’s homebuilding operations related to homebuilding debt was $273.4 million, $261.5 million and $222.0 million, respectively; interest capitalized into inventories was $236.9 million, $167.6 million and $127.7 million, respectively.
Interest expense was included in cost of homes sold, cost of land sold and other interest expense as follows:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Interest expense in cost of homes sold	$161,371	117,781	85,125
Interest expense in cost of land sold	3,617	2,562	1,907
Other interest expense	36,551	93,913	94,353
Total interest expense	$201,539	214,256	181,385
Income Taxes
The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted. Interest related to unrecognized tax benefits is recognized in the financial statements as a component of income tax expense.
A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed each reporting period by the Company based on the consideration of all available positive and negative evidence using a "more-likely-than-not" standard with respect to whether deferred tax assets will be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, actual earnings, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with loss carryforwards not expiring unused and tax planning alternatives.
Based on the analysis of positive and negative evidence, the Company believed that there was enough positive evidence for the Company to conclude that it was more likely than not that the Company would realize the majority of its deferred tax assets. As of November 30, 2014 and 2013, the Company's net deferred tax assets included a valuation allowance of $8.0 million and $12.7 million, respectively. See Note 10 for additional information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product Warranty
Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. The Company regularly monitors the warranty reserve and makes adjustments to its pre-existing warranties in order to reflect changes in trends and historical data as information becomes available. Warranty reserves are included in Lennar Homebuilding other liabilities in the consolidated balance sheets. The activity in the Company’s warranty reserve was as follows:

	November 30,
(In thousands)	2014	2013
Warranty reserve, beginning of period	$102,580	84,188
Warranties issued	60,856	50,695
Adjustments to pre-existing warranties from changes in estimates (1)	12,685	19,687
Payments	(60,194)	(51,990)
Warranty reserve, end of period	$115,927	102,580

(1)
The adjustments to pre-existing warranties from changes in estimates during the year ended November 30, 2014 and 2013 primarily related to specific claims related to certain of our homebuilding communities and other adjustments.

Self-Insurance
Certain insurable risks such as construction defects, general liability, medical and workers’ compensation are self-insured by the Company up to certain limits. Undiscounted accruals for claims under the Company’s self-insurance program are based on claims filed and estimates for claims incurred but not yet reported. The Company’s self-insurance reserve as of November 30, 2014 and 2013 was $103.2 million and $108.7 million, respectively, of which $69.3 million and $74.5 million, respectively, was included in Lennar Financial Services’ other liabilities in the respective years. Amounts incurred in excess of the Company's self-insurance occurrence or aggregate retention limits are covered by insurance up to the Company's purchased coverage levels. The Company's insurance policies are maintained with highly-rated underwriters for whom the Company believes counterparty default risk is not significant.
Earnings per Share
Basic earnings per share is computed by dividing net earnings attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings of the Company.
All outstanding nonvested shares that contain non-forfeitable rights to dividends or dividend equivalents that participate in undistributed earnings with common stock are considered participating securities and are included in computing earnings per share pursuant to the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and participation rights in undistributed earnings. The Company’s restricted common stock (“nonvested shares”) are considered participating securities.
Lennar Financial Services
Revenue Recognition
Title premiums on policies issued directly by the Company are recognized as revenue on the effective date of the title policies and escrow fees and loan origination revenues are recognized at the time the related real estate transactions are completed, usually upon the close of escrow. Revenues from title policies issued by independent agents are recognized as revenue when notice of issuance is received from the agent, which is generally when cash payment is received by the Company. Expected gains and losses from the sale of loans and their related servicing rights are included in the measurement of all written loan commitments that are accounted for at fair value through earnings at the time of commitment. Interest income on loans held-for-sale and loans held-for-investment is recognized as earned over the terms of the mortgage loans based on the contractual interest rates.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans Held-for-Sale
Loans held-for-sale by the Lennar Financial Services segment are carried at fair value and changes in fair value are reflected in earnings. Premiums and discounts recorded on these loans are presented as an adjustment to the carrying amount of the loans and are not amortized. Management believes carrying loans held-for-sale at fair value improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions.
In addition, the Lennar Financial Services segment recognizes the fair value of its rights to service a mortgage loan as revenue upon entering into an interest rate lock loan commitment with a borrower. The fair value of these servicing rights is included in the Company’s loans held-for-sale and Financial Services other assets as of November 30, 2014 and 2013. Fair value of the servicing rights is determined based on values in the Company’s servicing sales contracts. At November 30, 2014 and 2013, loans held-for-sale, all of which were accounted for at fair value, had an aggregate fair value of $738.4 million and $414.2 million, respectively, and an aggregate outstanding principal balance of $706.0 million and $399.0 million at November 30, 2014 and 2013, respectively.
Provision for Losses
Substantially all of the loans the Lennar Financial Services segment originates are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, the Company retains potential liability for possible claims by purchasers that it breached certain limited industry-standard representations and warranties in the loan sale agreement. During recent years there has been an increased industry-wide effort by purchasers to defray their losses by purporting to have found inaccuracies related to sellers’ representations and warranties in particular loan sale agreements. The Company’s mortgage operations have established reserves for possible losses associated with mortgage loans previously originated and sold to investors. The Company establishes reserves for such possible losses based upon, among other things, an analysis of repurchase requests received, an estimate of potential repurchase claims not yet received and actual past repurchases and losses through the disposition of affected loans, as well as previous settlements. While the Company believes that it has adequately reserved for known losses and projected repurchase requests, given the volatility in the mortgage industry and the uncertainty regarding the ultimate resolution of these claims, if either actual repurchases or the losses incurred resolving those repurchases exceed the Company’s expectations, additional recourse expense may be incurred. Loan origination liabilities are included in Lennar Financial Services’ liabilities in the consolidated balance sheets. The activity in the Company’s loan origination liabilities was as follows:

	November 30,
(In thousands)	2014	2013
Loan origination liabilities, beginning of year	$9,311	7,250
Provision for losses (1)	2,908	2,427
Payments/settlements	(401)	(366)
Loan origination liabilities, end of year	$11,818	9,311

(1)
Provision for losses included adjustments to pre-existing provisions for losses from changes in estimates. For the year ended November 30, 2013, provision for losses included an adjustment for additional repurchase requests that were received beyond the estimated provision that was recorded due to an increase in potential issues identified by certain investors.

The Lennar Financial Services segment also provides an allowance for loan losses. The provision recorded and the adequacy of the related allowance is determined by management’s continuing evaluation of the loan portfolio in light of past loan loss experience, credit worthiness and nature of underlying collateral, present economic conditions and other factors considered relevant by the Company’s management. Anticipated changes in economic factors, which may influence the level of the allowance, are considered in the evaluation by the Company’s management when the likelihood of the changes can be reasonably determined. While the Company’s management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary as a result of future economic and other conditions that may be beyond management’s control.
Loans Held-for-Investment, Net
Loans for which the Company has the positive intent and ability to hold to maturity consist of mortgage loans carried at lower of cost, net of unamortized discounts or fair value on a nonrecurring basis. Discounts are amortized over the estimated lives of the loans using the interest method.
For Lennar Financial Services loans held-for-investment, net, a loan is deemed impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

terms of the loan agreement. Interest income is not accrued or recognized on impaired loans unless payment is received. Impaired loans are written-off if and when the loan is no longer secured by collateral. The total unpaid principal balance of the impaired loans was as follows:

	November 30,
(In thousands)	2014	2013
Impaired loans unpaid principal balance	$7,576	7,897
Valuation allowance	(3,730)	(3,891)
Investment in impaired loans	$3,846	4,006
The average recorded investment in impaired loans totaled approximately $3.9 million and $3.5 million, for the years ended November 30, 2014 and 2013, respectively.
Derivative Financial Instruments
The Lennar Financial Services segment, in the normal course of business, uses derivative financial instruments to reduce its exposure to fluctuations in mortgage-related interest rates. The segment uses mortgage-backed securities (“MBS”) forward commitments, option contracts and investor commitments to protect the value of fixed rate-locked loan commitments and loans held-for-sale from fluctuations in mortgage-related interest rates. These derivative financial instruments are carried at fair value with the changes in fair value included in Lennar Financial Services revenues.
Rialto
Management Fees Revenue
The Rialto segment provides services to a variety of legal entities and investment vehicles such as funds, joint ventures, co-invests, and other private equity structures to manage their respective investments. As a result, Rialto earns and receives management fees, underwriting fees and due diligence fees. These fees related to the Rialto segment are included in Rialto revenues and are recorded over the period in which the services are performed, fees are determinable and collectability is reasonably assured. Rialto receives investment management fees from investment vehicles based on 1) a percentage of committed capital during the commitment period and after the commitment period ends and 2) a percentage of invested capital less the portion of such invested capital utilized to acquire investments that have been sold (in whole or in part) or liquidated. Fees earned for underwriting and due diligence services are based on actual costs incurred. In certain situations, Rialto may earn additional fees when the return on assets managed exceeds contractually established thresholds. Such revenue is only booked when the contract terms are met, the contract is at, or near, completion and the amounts are known and collectability is reasonably assured. Since such revenue is recognized at the end of the life of the investment vehicle, after substantially all of the assets have been sold and investment gains and losses realized, the possibility of claw backs is limited.
Loans Receivable – Revenue Recognition
All of the acquired loans for which (1) there was evidence of credit quality deterioration since origination and (2) for which it was deemed probable that the Company would be unable to collect all contractually required principal and interest payments were accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, (“ASC 310-30”). For loans accounted for under ASC 310-30, management determined upon acquisition the loan’s value based on due diligence regarding each of the loans, the underlying properties and the borrowers. The Company determined fair value by discounting the cash flows expected to be collected adjusted for factors that a market participant would consider when determining fair value. Factors considered in the valuation were projected cash flows for the loans, type of loan and related collateral, classification status and current discount rates. Since the estimates are based on projections, all estimates are subjective and can change due to unexpected changes in economic conditions or loan performance.
Under ASC 310-30, loans were pooled together according to common risk characteristics. A pool is then accounted for as a single asset with a single component interest rate and as aggregate expectation of cash flows. The excess of the cash flows expected to be collected over the cost of the loans acquired is referred to as the accretable yield and is recognized in interest income over the remaining life of the loans using the effective yield method. The difference between the contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. This difference is neither accreted into income nor recorded on our consolidated balance sheets. Changes in the expected cash flows of loans receivable from the date of acquisition will either impact the accretable yield or result in a charge to the provision for loan losses in the period in which the changes become probable. Prepayments are treated as a reduction of cash flows expected to be collected and a reduction of contractually required payments such that the nonaccretable difference is not affected. Subsequent significant decreases to the expected cash flows will generally result in a charge to the provision for loan losses,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

resulting in an increase to the allowance for loan losses, and a reclassification from accretable yield to nonaccretable difference. Subsequent probable and significant increases in the cash flows will result in a recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield. Amounts related to the ASC 310-30 loans are estimates and may change as we obtain additional information related to the respective loans and the inherent uncertainty associated with estimating the amount and timing of the expected cash flows associated with distressed residential and commercial real estate loans. The timing and amount of expected cash flows and related accretable yield can also be impacted by disposal of loans, loan payoffs or expected foreclosures, which result in removal of the loans from the pools. Since the cash flows are based on projections, they are subjective and can change due to unexpected changes in economic conditions and loan performance. During the fourth quarter of 2014, in an effort to better reflect the performance of the loan portfolios, the Company changed from recording accretable yield income on a loan pool basis to recording income on a cost recovery basis per loan as expected cash flows on the remaining loan portfolios could no longer be reasonably estimated. At November 30, 2014, these loans were classified as nonaccrual loans.
Nonaccrual Loans- Revenue Recognition & Impairment
At November 30, 2014 and 2013, there were loans receivable with a carrying value of $130.1 million and $8.3 million, respectively, for which interest income was not being recognized as they were classified as nonaccrual. When forecasted principal and interest cannot be reasonably estimated at the loan acquisition date, management classifies the loan as nonaccrual and accounts for these assets in accordance with ASC 310-10, Receivable, (“ASC 310-10”). When a loan is classified as nonaccrual, any subsequent cash receipt is accounted for using the cost recovery method. In accordance with ASC 310-10, a loan is considered impaired when based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.
A provision for loan losses is recognized when the recorded investment in the loan is in excess of its fair value. The fair value of the loan is determined by using either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral less estimated costs to sell.
Real Estate Owned
Real estate owned (“REO”) represents real estate that the Rialto segment has taken control or has effective control of in partial or full satisfaction of loans receivable. At the time of acquisition of a property through foreclosure of a loan, REO is recorded at fair value less estimated costs to sell if classified as held-for-sale or at fair value if classified as held-and-used, which becomes the property’s new basis. The fair values of these assets are determined in part by placing reliance on third-party appraisals of the properties and/or internally prepared analyses of recent offers or prices on comparable properties in the proximate vicinity. The third-party appraisals and internally developed analyses are significantly impacted by the local market economy, market supply and demand, competitive conditions and prices on comparable properties, adjusted for date of sale, location, property size, and other factors. Each REO is unique and is analyzed in the context of the particular market where the property is located. In order to establish the significant assumptions for a particular REO, the Company analyzes historical trends, including trends achieved by the Company's local homebuilding operations, if applicable, and current trends in the market and economy impacting the REO. Using available trend information, the Company then calculates its best estimate of fair value, which can include projected cash flows discounted at a rate the Company believes a market participant would determine to be commensurate with the inherent risks associated with the assets and related estimated cash flow streams. These methods use unobservable inputs to develop fair value for the Company’s REO. Due to the volume and variance of unobservable inputs, resulting from the uniqueness of each of the Company's REO, the Company does not use a standard range of unobservable inputs with respect to its evaluation of REO. However, for operating properties within REO, the Company may also use estimated cash flows multiplied by a capitalization rate to determine the fair value of the property. For the year ended November 30, 2014, the capitalization rates used to estimate fair value ranged from 8% to 12% and varied based on the location of the asset, asset type and occupancy rates for the operating properties.
Changes in economic factors, consumer demand and market conditions, among other things, could materially impact estimates used in the third-party appraisals and/or internally prepared analyses of recent offers or prices on comparable properties. Thus, estimates can differ significantly from the amounts ultimately realized by the Rialto segment from disposition of these assets. The amount by which the recorded investment in the loan is less than the REO’s fair value (net of estimated cost to sell if held-for-sale), is recorded as an unrealized gain upon foreclosure in the Company’s consolidated statement of operations. The amount by which the recorded investment in the loan is greater than the REO’s fair value (net of estimated cost to sell if held-for-sale) is generally recorded as a provision for loan losses in the Company’s consolidated statement of operations.
At times, the Company may foreclose on a loan from an accrual loan pool in which the removal of the loan does not cause an overall decrease in the expected cash flows of the loan pool, and as such, no provision for loan losses is required to be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recorded. However, the amount by which the recorded investment in the loan is greater than the REO’s fair value (net of estimated cost to sell if held-for-sale) is recorded as an unrealized loss upon foreclosure.
Additionally, REO includes real estate which Rialto has purchased directly from financial institutions. These REOs are recorded at cost or allocated cost if purchased in a bulk transaction.
Subsequent to obtaining REO via foreclosure or directly from a financial institution, management periodically performs valuations using the methodologies described above such that the real estate is carried at the lower of its carrying value or current fair value, less estimated costs to sell if classified as held-for-sale. Held-and-used assets are tested for recoverability whenever changes in circumstances indicate that the carrying value may not be recoverable, and impairment losses are recorded for any amount by which the carrying value exceeds its fair value. Any subsequent valuation adjustments, operating expenses or income, and gains and losses on disposition of such properties are also recognized in Rialto other income (expense), net. REO assets classified as held-and-used are depreciated using a useful life of forty years for commercial properties and twenty seven and a half years for residential properties. REO assets classified as held-for-sale are not depreciated. Occasionally an asset will require certain improvements to yield a higher return. In accordance with ASC 970-340-25, Real Estate, construction costs incurred prior to acquisition or during development of the asset may be capitalized.
Rialto Mortgage Finance - Loans Held-for-Sale
The originated mortgage loans are classified as loans held-for-sale on the consolidated balance sheets and are recorded at fair value. The Company elected the fair value option for Rialto Mortgage Finance's ("RMF's") loans held-for-sale in accordance with ASC 825, Financial Instruments, which permits entities to measure various financial instruments and certain other items at fair value on a contract-by-contract basis. Management believes that carrying loans held-for-sale at fair value improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments, which are also carried at fair value, used to economically hedge them without having to apply complex hedge accounting provisions. Changes in fair values of the loans are reflected in Rialto revenues in the accompanying consolidated statements of operations. Interest income on these loans is calculated based on the interest rate of the loan and is recorded within Rialto revenues in the accompanying consolidated statements of operations. Substantially all of the mortgage loans originated are sold within a short period of time in a securitization on a servicing released, non-recourse basis; although, the Company remains liable for certain limited industry-standard representations and warranties related to loan sales.
Consolidations of Variable Interest Entities
In 2010, the Rialto segment acquired indirectly 40% managing member equity interests in two limited liability companies (“LLCs”), in partnership with the FDIC. The Company determined that each of the LLCs met the definition of a VIE and that the Company was the primary beneficiary. In accordance with ASC 810-10-65-2, Consolidations, (“ASC 810-10-65-2”), the Company identified the activities that most significantly impact the LLCs’ economic performance and determined that it has the power to direct those activities. The economic performance of the LLCs is most significantly impacted by the performance of the LLCs’ portfolios of assets, which consisted primarily of distressed residential and commercial mortgage loans. Thus, the activities that most significantly impact the LLCs’ economic performance are the servicing and disposition of mortgage loans and real estate obtained through foreclosure of loans, restructuring of loans, or other planned activities associated with the monetizing of loans.
The FDIC does not have the unilateral power to terminate the Company’s role in managing the LLCs and servicing the loan portfolios. While the FDIC has the right to prevent certain types of transactions (i.e., bulk sales, selling assets with recourse back to the selling entity, selling assets with representations and warranties and financing the sales of assets without the FDIC’s approval), the FDIC does not have full voting or blocking rights over the LLCs’ activities, making their voting rights protective in nature, not substantive participating voting rights. Other than as described in the preceding sentence, which are not the primary activities of the LLCs, the Company can cause the LLCs to enter into both the disposition and restructuring of loans without any involvement of the FDIC. Additionally, the FDIC has no voting rights with regard to the operation/management of the operating properties that are acquired upon foreclosure of loans (e.g. REO) and no voting rights over the business plans of the LLCs. The FDIC can make suggestions regarding the business plans, but the Company can decide not to follow the FDIC’s suggestions and not to incorporate them in the business plans. Since the FDIC’s voting rights are protective in nature and not substantive participating voting rights, the Company has the power to direct the activities that most significantly impact the LLCs’ economic performance.
In accordance with ASC 810-10-65-2, the Company determined that it had an obligation to absorb losses of the LLCs that could potentially be significant to the LLCs or the right to receive benefits from the LLCs that could potentially be significant to the LLCs based on the following factors:

•
Rialto/Lennar owns 40% of the equity of the LLCs and has the power to direct the activities of the LLCs that most significantly impact their economic performance through loan resolutions and the sale of REO.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Rialto/Lennar has a management/servicer contract under which the Company earns a 0.5% servicing fee.

•	Rialto/Lennar has guaranteed, as the servicer, its obligations under the servicing agreement up to $10 million.
The Company is aware that the FDIC, as the owner of 60% of the equity of each of the LLCs, may also have an obligation to absorb losses of the LLCs that could potentially be significant to the LLCs. However, in accordance with ASC 810-10-25-38A, only one enterprise, if any, is expected to be identified as the primary beneficiary of a VIE.
Since both criteria for consolidation in ASC 810-10-65-2 are met, the Company consolidated the LLCs.
Voting Interest Entities
Rialto Real Estate Fund, LP ("Fund I"), Rialto Real Estate Fund II, LP ("Fund II") and the Rialto Mezzanine Partners Fund ("Mezzanine Fund") are unconsolidated entities and are accounted for under the equity method of accounting. They were determined to have the attributes of an investment company in accordance with ASC Topic 946, Financial Services – Investment Companies, the attributes of which are different from the attributes that would cause a company to be an investment company for purposes of the Investment Company Act of 1940. As a result, Fund I, Fund II and the Mezzanine Fund’s assets and liabilities are recorded at fair value with increases/decreases in fair value recorded in their respective statements of operations, the Company’s share of which will be recorded in the Rialto equity in earnings (loss) from unconsolidated entities financial statement line item. The Company determined that Fund I, Fund II and the Mezzanine Fund are not variable interest entities but rather voting interest entities due to the following factors:

•	The Company determined that Rialto’s general partner interest and all the limited partners’ interests qualify as equity investment at risk.

•
Based on the capital structure of Fund I, Fund II and the Mezzanine Fund (100% capitalized via equity contributions), the Company was able to conclude that the equity investment at risk was sufficient to allow Fund I, Fund II and the Mezzanine Fund to finance its activities without additional subordinated financial support.

•
The general partner and the limited partners in Fund I, Fund II and the Mezzanine Fund, collectively, have full decision-making ability as they collectively have the power to direct the activities of Fund I, Fund II and the Mezzanine Fund, since Rialto, in addition to being a general partner with a substantive equity investment in Fund I, Fund II and the Mezzanine Fund, also provides services to Fund I, Fund II and the Mezzanine Fund under a management agreement and an investment agreement, which are not separable from Rialto’s general partnership interest.

•
As a result of all these factors, the Company has concluded that the power to direct the activities of Fund I, Fund II and the Mezzanine Fund reside in its general partnership interest and thus with the holders of the equity investment at risk.

•
In addition, there are no guaranteed returns provided to the equity investors and the equity contributions are fully subjected to Fund I, Fund II and the Mezzanine Fund's operational results, thus the equity investors absorb the expected negative and positive variability relative to Fund I, Fund II and the Mezzanine Fund.

•
Finally, substantially all of the activities of Fund I, Fund II and the Mezzanine Fund are not conducted on behalf of any individual investor or related group that has disproportionately few voting rights (i.e., on behalf of any individual limited partner).

Having concluded that Fund I, Fund II and the Mezzanine Fund are voting interest entities, the Company has evaluated the funds under the voting interest entity model to determine whether, as general partner, it has control over Fund I, Fund II or the Mezzanine Fund. The Company determined that it does not control Fund I, Fund II or the Mezzanine Fund as its general partner, because the unaffiliated limited partners have substantial kick-out rights and can remove Rialto as general partner at any time for cause or without cause through a simple majority vote of the limited partners. In addition, there are no significant barriers to the exercise of these rights. As a result of determining that the Company does not control Fund I, Fund II or the Mezzanine Fund under the voting interest entity model, Fund I, Fund II and the Mezzanine Fund are not consolidated in the Company’s financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lennar Multifamily
Management Fees and General Contractor Revenue
The Lennar Multifamily segment provides management services with respect to the development, construction and management of rental projects in joint ventures in which the Company has investments. As a result, the Lennar Multifamily segment earns and receives fees, which are based upon a stated percentage of development and construction costs. These fees are included in Lennar Multifamily revenue and are recorded over the period in which the services are performed, fees are determinable and collectability is reasonably assured. In addition, the Lennar Multifamily provides general contractor services for the construction of some of its rental projects and recognizes the revenue over the period in which the services are performed under the percentage of completion method.
New Accounting Pronouncements
In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, (“ASU 2011-11”), which requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. In January 2013, this guidance was amended by ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting assets and Liabilities ("ASU 2013-01"). ASU 2013-01 limits the scope of ASU 2011-11 to certain derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions. The guidance was effective for the Company's fiscal year beginning December 1, 2013 and subsequent interim periods. The adoption of this guidance, which is related to disclosure only, did not have a material effect on the Company’s consolidated financial statements.
In April 2013, the FASB issued ASU 2013-04, Liabilities, (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. ASU 2013-04 is effective for the Company’s fiscal year beginning December 1, 2014 and subsequent interim periods. The adoption of ASU 2013-04 is not expected to have a material effect on the Company’s consolidated financial statements.
In June 2013, the FASB issued ASU 2013-08, Investment Companies, (“ASU 2013-08”), which amends the criteria for an entity to qualify as an investment company under ASC 946, Financial Services - Investment Companies, (“ASC 946”). While ASU 2013-08 is not expected to significantly change which entities qualify for the specialized investment company accounting in ASC 946, it (1) introduces new disclosure requirements that apply to all investment companies and (2) amends the measurement criteria for certain interests in other investment companies. ASU 2013-08 also amends the requirements in ASC 810 related to qualifying for the “investment company deferral” as well as the requirements in ASC 820, Fair Value Measurement, related to qualifying for the “net asset value practical expedient.” ASU 2013-08 was effective for the Company’s second fiscal quarter beginning March 1, 2014. The adoption of ASU 2013-08 did not have a material effect on the Company’s consolidated financial statements.
In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a similar Tax Loss, or a Tax Credit Carryforward Exists, (“ASU 2013-11”). ASU 2013-13 is intended to end inconsistent practices regarding the presentation of a unrecognized tax benefits when a net operating loss ("NOL"), a similar tax loss or a tax credit carryforward is available to reduce the taxable income or tax payable that would result from the disallowance of a tax position. ASU 2013-11 is effective for the Company’s fiscal year beginning December 1, 2014 and subsequent interim periods. The adoption of ASU 2013-11 is not expected to have a material effect on the Company’s consolidated financial statements.
In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, (“ASU 2014-08”). ASU 2014-08 is intended to change the criteria for reporting discontinued operations and enhance disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations that has a major effect on the entity's operations and financial results should be presented as discontinued operations. If the disposal does qualify as a discontinued operation, the entity will be required to provide expanded disclosures as well as disclosure of the pretax income attributable to the disposal of a significant part of an entity that does not qualify as a discontinued operation. ASU 2014-08 is effective for the Company’s fiscal year beginning December 1, 2014 and subsequent interim periods. The adoption of ASU 2014-08 is not expected to have a material effect on the Company’s consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 will require an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update creates a five-step

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

model that requires entities to exercise judgment when considering the terms of the contract(s) which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied. ASU 2014-09 will be effective for the Company’s fiscal year beginning December 1, 2017 and subsequent interim periods The Company has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of applying this ASU recognized at the date of initial application. Early adoption is not permitted. The Company is currently evaluating the method by which it will implement ASU 2014-09 and the impact the adoption of this ASU will have on the Company's consolidated financial statements.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern, (“ASU 2014-15”). ASU 2014-15 requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. ASU 2014-15 will be effective for the Company’s fiscal year beginning December 1, 2016 and subsequent interim periods. The adoption of ASU 2014-15 is not expected to have a material effect on the Company’s consolidated financial statements.
In January 2015, the FASB issued ASU 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, (“ASU 2015-01”). ASU 2015-01 eliminates the concept of an extraordinary item from GAAP. As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 will be effective for the Company’s fiscal year beginning December 1, 2016 and subsequent interim periods. The adoption of ASU 2015-015 is not expected to have a material effect on the Company’s consolidated financial statements.

2. Operating and Reporting Segments
The Company’s operating segments are aggregated into reportable segments, based primarily upon similar economic characteristics, geography and product type. The Company’s reportable segments consist of:

(1)	Homebuilding East

(2)	Homebuilding Central

(3)	Homebuilding West

(4)	Homebuilding Southeast Florida

(5)	Homebuilding Houston

(6)	Financial Services

(7)	Rialto

(8)	Lennar Multifamily
Information about homebuilding activities in which the Company’s homebuilding activities are not economically similar to other states in the same geographic area is grouped under “Homebuilding Other,” which is not considered a reportable segment.
Evaluation of segment performance is based primarily on operating earnings (loss) before income taxes. Operations of the Company’s homebuilding segments primarily include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through the Company’s unconsolidated entities. Operating earnings (loss) for the homebuilding segments consist of revenues generated from the sales of homes and land, equity in earnings (loss) from unconsolidated entities and other income (expense), net, less the cost of homes sold and land sold, selling, general and administrative expenses and other interest expense of the segment.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.
Operations of the Lennar Financial Services segment include primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. The Lennar Financial Services sells substantially all of the loans it originates within a short period in the secondary mortgage market, the majority of which are sold on a servicing released, non-recourse basis. After the loans are sold, the Company retains potential liability for possible claims by purchasers that it breached certain limited industry-standard representations and warranties in the loan sale agreements. Lennar Financial Services’ operating earnings consist of revenues generated primarily from mortgage financing, title insurance and closing services, less the cost of such services and certain selling, general and administrative expenses incurred by the segment. The Lennar Financial Services segment operates generally in the same states as the Company’s homebuilding operations as well as in other states.
Operations of the Rialto segment include raising, investing and managing third-party capital, originating and securitizing commercial mortgage loans as well as investing its own capital in real estate related mortgage loans, properties and related securities. Rialto utilizes its vertically-integrated investment and operating platform to underwrite, diligence, acquire, manage, workout and add value to diverse portfolios of real estate loans, properties and securities as well as providing strategic real estate capital. Rialto’s operating earnings consists of revenues generated primarily from gains from securitization transactions and interest income from the RMF business, interest income associated with portfolios of real estate loans acquired in partnership with the FDIC and other portfolios of real estate loans and assets acquired, asset management, due diligence and underwriting fees derived from the segment's investments in the real estate investment funds managed by the Rialto segment, fees for sub-advisory services, other income (expense), net, consisting primarily of gains upon foreclosure of real estate owned (“REO”) and gains on sale of REO, and equity in earnings (loss) from unconsolidated entities, less the costs incurred by the segment for managing portfolios, costs related to RMF, REO expenses and other general and administrative expenses.
Operations of the Lennar Multifamily segment include revenues generated from the sales of land, revenue from construction activities and management fees generated from joint ventures and equity in earnings (loss) from unconsolidated entities, less the cost of sales of land, expenses related to construction activities and general and administrative expenses.
Each reportable segment follows the same accounting policies described in Note 1—“Summary of Significant Accounting Policies” to the consolidated financial statements. Operational results of each segment are not necessarily indicative of the results that would have occurred had the segment been an independent, stand-alone entity during the periods presented.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information relating to the Company’s operations was as follows:

	November 30,
(In thousands)	2014	2013
Assets:
Homebuilding East	$2,323,978	1,890,138
Homebuilding Central	1,233,991	963,815
Homebuilding West	3,454,611	3,108,395
Homebuilding Southeast Florida	722,706	757,125
Homebuilding Houston	398,538	307,864
Homebuilding Other	880,912	808,496
Rialto	1,458,152	1,479,313
Lennar Financial Services	1,177,053	796,710
Lennar Multifamily	268,014	147,089
Corporate and unallocated	1,040,312	1,014,302
Total assets	$12,958,267	11,273,247
Lennar Homebuilding investments in unconsolidated entities:
Homebuilding East	$10,620	19,569
Homebuilding Central	35,772	56,136
Homebuilding West	564,643	600,622
Homebuilding Southeast Florida	32,670	36,595
Homebuilding Houston	162	2,074
Homebuilding Other	12,970	1,953
Total Lennar Homebuilding investments in unconsolidated entities	$656,837	716,949
Rialto investments in unconsolidated entities	$175,700	154,573
Lennar Multifamily investments in unconsolidated entities	$105,674	46,301
Rialto goodwill	$5,396	—
Lennar Financial Services goodwill	$38,854	34,046

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended November 30,
(In thousands)	2014	2013	2012
Revenues:
Homebuilding East	$2,247,681	1,842,162	1,299,980
Homebuilding Central	936,940	743,475	506,388
Homebuilding West	1,796,375	1,161,332	697,289
Homebuilding Southeast Florida	692,898	502,175	367,641
Homebuilding Houston	713,113	641,161	471,623
Homebuilding Other	638,123	464,642	238,311
Lennar Financial Services	454,381	427,342	384,618
Rialto	230,521	138,060	138,856
Lennar Multifamily	69,780	14,746	426
Total revenues (1)	$7,779,812	5,935,095	4,105,132
Operating earnings (loss):
Homebuilding East (2)	$340,108	251,117	113,997
Homebuilding Central (3)	75,585	55,203	24,827
Homebuilding West (4)	292,719	211,155	(14,027)
Homebuilding Southeast Florida (5)	161,963	106,889	71,057
Homebuilding Houston	107,622	80,819	46,275
Homebuilding Other (6)	55,724	27,892	16,856
Lennar Financial Services	80,138	85,786	84,782
Rialto	44,079	26,128	11,569
Lennar Multifamily	(10,993)	(16,988)	(5,884)
Total operating earnings	1,146,945	828,001	349,452
Corporate general and administrative expenses	177,161	146,060	127,338
Earnings before income taxes	$969,784	681,941	222,114

(1)
Total revenues were net of sales incentives of $449.2 million ($21,400 per home delivered) for the year ended November 30, 2014, $373.1 million ($20,500 per home delivered) for the year ended November 30, 2013 and $388.2 million ($28,300 per home delivered) for the year ended November 30, 2012.

(2)
For the year ended November 30, 2012, operating earnings included $2.4 million of valuation adjustments to finished homes, CIP and land on which the Company intends to build homes, $1.8 million in write-offs of option deposits and pre-acquisition costs and $1.0 million in write-offs of other receivables.

(3)	For the year ended November 30, 2014, operating earnings included $1.1 million in write-offs of option deposits and pre-acquisition costs and $2.0 million in write-offs of other receivables.

(4)
For the year ended November 30, 2014, operating earnings included $2.0 million in write-offs of option deposits and pre-acquisition costs and $4.3 million of the Company's share of valuation adjustments primarily related to assets of a Lennar Homebuilding unconsolidated entity. For the year ended November 30, 2013, operating earnings included a $14.4 million gain on the sale of an operating property, $19.8 million of our share of equity in earnings as a result of sales of homesites to third parties by one unconsolidated entity. For the year ended November 30, 2012, operating loss included $5.2 million of valuation adjustments to finished homes, CIP and land on which the Company intends to build homes and $12.1 million of the Company's share of valuation adjustments primarily related to strategic asset sales at Lennar Homebuilding unconsolidated entities.

(5)
For the year ended November 30, 2014, operating earnings included $3.0 million of valuation adjustments to finished homes, CIP and land on which the Company intends to build homes and $1.0 million of valuation adjustments to other assets. For the year ended November 30, 2013, operating earnings included $4.0 million of valuation adjustments to finished homes, CIP and land on which the Company intends to build homes. For the year ended November 30, 2012, operating earnings included a $15.0 million gain on the sale of an operating property, partially offset by $3.6 million of valuation adjustments to finished homes, CIP and land on which the Company intends to build homes.

(6)	For the year ended November 30, 2014, operating earnings included $1.5 million in write-offs of option deposits and pre-acquisition costs.

Changes in market conditions and other specific developments may cause the Company to re-evaluate its strategy regarding certain assets that could result in further valuation adjustments and/or additional write-offs of option deposits and pre-acquisition costs due to abandonment of those options contracts.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended November 30,
(In thousands)	2014	2013	2012
Lennar Homebuilding interest expense:
Homebuilding East	$65,437	65,123	60,026
Homebuilding Central	24,593	28,534	24,765
Homebuilding West	58,999	63,106	49,096
Homebuilding Southeast Florida	21,307	19,237	17,282
Homebuilding Houston	14,914	16,412	13,800
Homebuilding Other	16,289	21,844	16,416
Total Lennar Homebuilding interest expense	$201,539	214,256	181,385
Lennar Financial Services interest income, net	$6,585	5,154	3,697
Depreciation and amortization:
Homebuilding East	$10,860	8,955	6,039
Homebuilding Central	5,568	3,569	2,165
Homebuilding West	14,533	10,594	9,225
Homebuilding Southeast Florida	3,039	2,047	1,889
Homebuilding Houston	3,252	2,647	1,692
Homebuilding Other	5,729	4,213	3,228
Lennar Financial Services	4,539	2,755	2,863
Rialto	7,367	5,588	6,998
Lennar Multifamily	595	484	—
Corporate and unallocated	23,641	23,056	23,294
Total depreciation and amortization	$79,123	63,908	57,393
Net additions (disposals) to operating properties and equipment:
Homebuilding East	$350	97	597
Homebuilding Central	578	201	114
Homebuilding West (1)	6,719	(128,058)	724
Homebuilding Southeast Florida (2)	(42,780)	78	4
Homebuilding Houston	6	—	—
Homebuilding Other	1,042	561	193
Lennar Financial Services	4,502	3,648	960
Rialto	4,361	4,052	—
Lennar Multifamily	1,907	92	12
Corporate and unallocated	1,977	401	218
Total net additions (disposals) to operating properties and equipment	$(21,338)	(118,928)	2,822
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities
Homebuilding East	$2,254	678	542
Homebuilding Central	(131)	(87)	(514)
Homebuilding West (3)	(1,647)	22,039	(25,415)
Homebuilding Southeast Florida	(576)	(152)	(961)
Homebuilding Houston	121	2,079	(35)
Homebuilding Other	(376)	(754)	(289)
Total Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	$(355)	23,803	(26,672)
Rialto equity in earnings from unconsolidated entities	$59,277	22,353	41,483
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	$14,454	(271)	(4)

(1)	For the year ended November 30, 2013, net disposals of operating properties and equipment included the sale of an operating property with a basis of $127.1 million.

(2)	For the year ended November 30, 2014, net disposals to operating properties and equipment included the sale of an operating property with a basis of $44.1 million.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)
For the year ended November 30, 2014, Lennar Homebuilding equity in loss from unconsolidated entities related primarily to the Company's share of operating losses of the Company's Lennar Homebuilding unconsolidated entities, which included $4.3 million of the Company's share of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities, partially offset by the Company's share of operating earnings of $4.7 million related to third-party land sales by one unconsolidated entity. For the year ended November 30, 2013, Lennar Homebuilding equity in earnings from unconsolidated entities included $19.8 million of equity in earnings primarily as a result of sales of homesites to third parties by one unconsolidated entity. For the year ended November 30, 2012, equity in loss from unconsolidated entities related primarily to the Company's share of operating losses of the Company's Lennar Homebuilding unconsolidated entities, which included $12.1 million of the Company's share of valuation adjustments primarily related to assets of Lennar Homebuilding unconsolidated entities.

3. Lennar Homebuilding Receivables

	November 30,
(In thousands)	2014	2013
Accounts receivable	$44,368	32,677
Mortgage and notes receivable	41,326	14,550
Income tax receivables	10,620	7,432
	96,314	54,659
Allowance for doubtful accounts	(2,870)	(2,724)
	$93,444	51,935
At November 30, 2014 and 2013, Lennar Homebuilding accounts receivable related primarily to other receivables and rebates. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Mortgages and notes receivable arising from the sale of land are generally collateralized by the property sold to the buyer. Allowances are maintained for potential credit losses based on historical experience, present economic conditions and other factors considered relevant by the Company.

4. Lennar Homebuilding Investments in Unconsolidated Entities
Summarized condensed financial information on a combined 100% basis related to Lennar Homebuilding’s unconsolidated entities that are accounted for by the equity method was as follows:
Statements of Operations

	Years Ended November 30,
(In thousands)	2014	2013	2012
Revenues	$263,395	570,910	353,902
Costs and expenses	291,993	425,282	418,905
Other income	—	14,602	10,515
Net earnings (loss) of unconsolidated entities	$(28,598)	160,230	(54,488)
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities (1)	$(355)	23,803	(26,672)

(1)
For the year ended November 30, 2014, Lennar Homebuilding equity in loss from unconsolidated entities related primarily to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities, which included $4.6 million of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities, partially offset by $4.7 million of equity in earnings as a result of third-party land sales by one unconsolidated entity. For the year ended November 30, 2013, Lennar Homebuilding equity in earnings from unconsolidated entities included $19.8 million of equity in earnings primarily as a result of sales of homesites to third parties by one unconsolidated entity. For the year ended November 30, 2012, Lennar Homebuilding equity in loss from unconsolidated entities included $12.1 million of valuation adjustments primarily related to strategic asset sales at Lennar Homebuilding's unconsolidated entities.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance Sheets

	November 30,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$243,597	184,521
Inventories	2,889,267	2,904,795
Other assets	155,470	147,410
	$3,288,334	3,236,726
Liabilities and equity:
Accounts payable and other liabilities	$271,638	272,940
Debt	737,755	450,457
Equity	2,278,941	2,513,329
	$3,288,334	3,236,726
As of November 30, 2014 and 2013, the Company’s recorded investments in Lennar Homebuilding unconsolidated entities were $656.8 million and $716.9 million, respectively, while the underlying equity in Lennar Homebuilding unconsolidated entities partners’ net assets as of November 30, 2014 and 2013 was $722.6 million and $829.5 million, respectively. The basis difference is primarily as a result of the Company buying an interest in a partner's equity in a Lennar Homebuilding unconsolidated entity at a discount to book value and contributing non-monetary assets to an unconsolidated entity with a higher fair value than book value.
The Company’s partners generally are unrelated homebuilders, land owners/developers and financial or other strategic partners. The unconsolidated entities follow accounting principles that are in all material respects the same as those used by the Company. The Company shares in the profits and losses of these unconsolidated entities generally in accordance with its ownership interests. In many instances, the Company is appointed as the day-to-day manager under the direction of a management committee that has shared powers amongst the partners of the unconsolidated entities and receives management fees and/or reimbursement of expenses for performing this function. During the years ended November 30, 2014, 2013 and 2012, the Company received management fees and reimbursement of expenses from the Homebuilding unconsolidated entities totaling $30.7 million, $18.8 million and $20.6 million, respectively.
The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the unconsolidated entities. Option prices are generally negotiated prices that approximate fair value when the Company receives the options. During the years ended November 30, 2014, 2013 and 2012, $59.0 million, $192.5 million and $130.3 million, respectively, of the unconsolidated entities’ revenues were from land sales to the Company. The Company does not include in its Lennar Homebuilding equity in earnings (loss) from unconsolidated entities its pro rata share of unconsolidated entities’ earnings resulting from land sales to its homebuilding divisions. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the unconsolidated entities. This in effect defers recognition of the Company’s share of the unconsolidated entities’ earnings related to these sales until the Company delivers a home and title passes to a third-party homebuyer.
In fiscal 2007, the Company sold a portfolio of land to a strategic land investment venture with Morgan Stanley Real Estate Fund II, L.P., an affiliate of Morgan Stanley & Co., Inc. ("MSR"), in which the Company has a 20% ownership interest and 50% voting rights. Due to the nature of the Company’s continuing involvement, the transaction did not qualify as a sale by the Company under GAAP; thus, the inventory remained on the Company’s consolidated balance sheet in consolidated inventory not owned. As of November 30, 2013, the portfolio of land (including land development costs) of $241.8 million was also reflected as inventory in the summarized condensed financial information related to Lennar Homebuilding’s unconsolidated entities. In 2014, the Company entered into a new agreement with the joint venture, which required $155.0 million of inventory assets to remain consolidated due to the existence of option contracts on substantially all of the homesites and were reclassified into land and land under development. The remaining $70.3 million of inventory assets no longer under option by the Company were deconsolidated.
The Lennar Homebuilding entities in which the Company has investments usually finance their activities with a combination of partner equity and debt financing. In some instances, the Company and its partners have guaranteed debt of certain unconsolidated entities.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total debt of the Lennar Homebuilding unconsolidated entities in which the Company has investments was as follows:

	November 30,
(Dollars in thousands)	2014	2013
The Company’s net recourse exposure	$24,481	27,496
Reimbursement agreements from partners	—	13,500
The Company’s maximum recourse exposure	$24,481	40,996
Non-recourse bank debt and other debt (partner’s share of several recourse)	$56,573	61,008
Non-recourse land seller debt or other debt	4,022	20,454
Non-recourse debt with completion guarantees	442,854	245,821
Non-recourse debt without completion guarantees	209,825	82,178
Non-recourse debt to the Company	713,274	409,461
Total debt	$737,755	450,457
The Company’s maximum recourse exposure as a % of total JV debt	3%	9%
In most instances in which the Company has guaranteed debt of a Lennar Homebuilding unconsolidated entity, the Company’s partners have also guaranteed that debt and are required to contribute their share of the guarantee payments. Historically, the Company has had repayment guarantees and/or maintenance guarantees. In a repayment guarantee, the Company and its venture partners guarantee repayment of a portion or all of the debt in the event of default before the lender would have to exercise its rights against the collateral. In the event of default, if the Company’s venture partner does not have adequate financial resources to meet its obligations under the reimbursement agreement, the Company may be liable for more than its proportionate share, up to its maximum recourse exposure, which is the full amount covered by the joint and several guarantee. The maintenance guarantees only apply if the value or the collateral (generally land and improvements) is less than a specified percentage of the loan balance. As of both November 30, 2014 and 2013, the Company does not have any maintenance guarantees related to its Lennar Homebuilding unconsolidated entities.
In connection with many of the loans to Lennar Homebuilding unconsolidated entities, the Company and its joint venture partners (or entities related to them) have been required to give guarantees of completion to the lenders. Those completion guarantees may require that the guarantors complete the construction of the improvements for which the financing was obtained. If the construction is to be done in phases, the guarantee generally is limited to completing only the phases as to which construction has already commenced and for which loan proceeds were used.
If the Company is required to make a payment under any guarantee, the payment would constitute a capital contribution or loan to the Lennar Homebuilding unconsolidated entity and increase the Company's investment in the unconsolidated entity and its share of any funds the entity distributes.
As of both November 30, 2014 and 2013, the fair values of the repayment guarantees and completion guarantees were not material. The Company believes that as of November 30, 2014, in the event it becomes legally obligated to perform under a guarantee of the obligation of a Lennar Homebuilding unconsolidated entity due to a triggering event under a guarantee, most of the time the collateral should be sufficient to repay at least a significant portion of the obligation or the Company and its partners would contribute additional capital into the venture. In certain instances, the Company has placed performance letters of credit and surety bonds with municipalities for its joint ventures (see Note 6).

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Lennar Homebuilding Operating Properties and Equipment

	November 30,
(In thousands)	2014	2013
Operating properties (1)	$161,741	205,707
Leasehold improvements	32,890	29,681
Furniture, fixtures and equipment	36,464	29,827
	231,095	265,215
Accumulated depreciation and amortization	(87,931)	(83,792)
	$143,164	181,423

(1)
Operating properties primarily include multi-level residential buildings that have been converted to rental operations. During the year ended November 30, 2014, the Company sold one of its operating properties with a basis of $44.1 million.

Operating properties and equipment are included in Lennar Homebuilding other assets in the consolidated balance sheets.

6. Lennar Homebuilding Senior Notes and Other Debts Payable

	November 30,
(Dollars in thousands)	2014	2013
5.60% senior notes due 2015	$500,272	500,527
6.50% senior notes due 2016	249,923	249,886
12.25% senior notes due 2017	396,278	395,312
4.75% senior notes due 2017	399,250	399,250
6.95% senior notes due 2018	248,485	248,167
4.125% senior notes due 2018	274,995	274,995
4.500% senior notes due 2019	500,477	—
4.50% senior notes due 2019	350,000	—
2.75% convertible senior notes due 2020	431,042	416,041
3.25% convertible senior notes due 2021	400,000	400,000
4.750% senior notes due 2022	571,439	571,012
5.50% senior notes due 2014	—	249,640
Mortgages notes on land and other debt	368,052	489,602
	$4,690,213	4,194,432
At November 30, 2014, the Company had a $1.5 billion unsecured revolving credit facility (the "Credit Facility"), which includes a $248 million accordion feature, subject to additional commitments, with certain financial institutions that matures in June 2018. The proceeds available under the Credit Facility, which are subject to specified conditions for borrowing, may be used for working capital and general corporate purposes. The credit agreement also provides that up to $500 million in commitments may be used for letters of credit. As of both November 30, 2014 and 2013, the Company had no outstanding borrowings under the Credit Facility. Under the Credit Facility agreement, the Company is required to maintain a minimum consolidated tangible net worth, a maximum leverage ratio and either a liquidity or an interest coverage ratio. These ratios are calculated per the Credit Facility agreement, which involves adjustments to GAAP financial measures. For more details refer to Management's Discussion and Analysis of Financial Conditions and Results of Operations in Item 7. The Company believes it was in compliance with its debt covenants at November 30, 2014. In addition, the Company had $125 million letter of credit facilities with a financial institution and a $140 million letter of credit facility with a different financial institution.
The Company’s performance letters of credit outstanding were $234.1 million and $160.6 million at November 30, 2014 and 2013, respectively. The Company’s financial letters of credit outstanding were $190.4 million and $212.8 million at November 30, 2014 and 2013, respectively. Performance letters of credit are generally posted with regulatory bodies to guarantee the Company’s performance of certain development and construction activities. Financial letters of credit are generally posted in lieu of cash deposits on option contracts, for insurance risks, credit enhancements and as other collateral. Additionally, at November 30, 2014, the Company had outstanding performance and surety bonds related to site improvements at various projects (including certain projects of the Company’s joint ventures) of $923.3 million. Although significant

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

development and construction activities have been completed related to these site improvements, these bonds are generally not released until all development and construction activities are completed. As of November 30, 2014, there were approximately $363.7 million, or 39%, of anticipated future costs to complete related to these site improvements. The Company does not presently anticipate any draws upon these bonds or letters of credit, but if any such draws occur, the Company does not believe they would have a material effect on its financial position, results of operations or cash flows.
The terms of each of the Company's senior and convertible senior notes outstanding at November 30, 2014 were as follows:

Senior and Convertible Senior Notes Outstanding (1)	Principal Amount	Net Proceeds (2)	Price	Dates Issued
(Dollars in thousands)
5.60% senior notes due 2015	$500,000	$501,400	(3)	April 2005, July 2005
6.50% senior notes due 2016	250,000	248,900	99.873%	April 2006
12.25% senior notes due 2017	400,000	386,700	98.098%	April 2009
4.75% senior notes due 2017	400,000	395,900	100%	July 2012, August 2012
6.95% senior notes due 2018	250,000	243,900	98.929%	May 2010
4.125% senior notes due 2018 (4)	275,000	271,718	99.998%	February 2013
4.500% senior notes due 2019	500,000	495,725	(5)	February 2014
4.50% senior notes due 2019	350,000	347,016	100%	November 2014
2.75% convertible senior notes due 2020	446,000	436,400	100%	November 2010
3.25% convertible senior notes due 2021	400,000	391,600	100%	November 2011, December 2011
4.750% senior notes due 2022 (4)	575,000	567,585	(6)	October 2012, February 2013, April 2013

(1)
Interest is payable semi-annually for each of the series of senior and convertible senior notes. The senior and convertible senior notes are unsecured and unsubordinated, but are guaranteed by substantially all of the Company's 100% owned homebuilding subsidiaries.

(2)	The Company generally uses the net proceeds for working capital and general corporate purposes, which can include the repayment or repurchase of other outstanding senior notes.

(3)	The Company issued $300 million aggregate principal amount at a price of 99.771% and $200 million aggregate principal amount at a price of 101.407%.

(4)
During 2013, the Company incurred additional interest with respect to the 4.125% senior notes due 2018 and to the 4.750% senior notes due 2022 because the registration statements relating to the notes did not become effective by, and the exchange offers were not consummated by, the dates specified in the Registration Rights Agreement related to such notes.

(5)	The Company issued $400 million aggregate principal amount at a price of 100% and $100 million aggregate principal amount at a price of 100.5%.

(6)
The Company issued $350 million aggregate principal amount at a price of 100%, $175 million aggregate principal amount at a price of 98.073% and $50 million aggregate principal amount at a price of 98.250%.

In September 2014, the Company retired its $250 million 5.50% senior notes for 100% of the outstanding principal amount, plus accrued and unpaid interest as of the maturity date. At November 30, 2013, the carrying value of the 5.50% Senior Notes was $249.6 million.
The 3.25% convertible senior notes due 2021 (the "3.25% Convertible Senior Notes") are convertible into shares of Class A common stock at any time prior to maturity or redemption at the initial conversion rate of 42.5555 shares of Class A common stock per $1,000 principal amount of the 3.25% Convertible Senior Notes or 17,022,200 shares of Class A common stock if all the 3.25% Convertible Senior Notes are converted, which is equivalent to an initial conversion price of approximately $23.50 per share of Class A common stock, subject to anti-dilution adjustments. The shares are included in the calculation of diluted earnings per share. Holders of the 3.25% Convertible Senior Notes have the right to require the Company to repurchase them for cash equal to 100% of their principal amount, plus accrued but unpaid interest on November 15, 2016. The Company has the right to redeem the 3.25% Convertible Senior Notes at any time on or after November 20, 2016 for 100% of their principal amount, plus accrued but unpaid interest.
The 2.75% convertible senior notes due 2020 (the “2.75% Convertible Senior Notes”) are convertible into cash, shares of Class A common stock or a combination of both, at the Company’s election. However, it is the Company’s intent to settle the face value of the 2.75% Convertible Senior Notes in cash. Holders may convert the 2.75% Convertible Senior Notes at the initial conversion rate of 45.1794 shares of Class A common stock per $1,000 principal amount or 20,150,012 shares of Class A common stock if all the 2.75% Convertible Senior Notes are converted, which is equivalent to an initial conversion price of approximately $22.13 per share of Class A common stock, subject to anti-dilution adjustments. For the years ended

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

November 30, 2014 and 2013, the Company's volume weighted average stock price was $39.96 and $37.06, respectively, which exceeded the conversion price, thus 9.0 million shares and 8.2 million shares, respectively, were included in the calculation of diluted earnings per share.
Holders of the 2.75% Convertible Senior Notes have the right to convert them, during any fiscal quarter (and only during such fiscal quarter), if the last reported sale price of the Company’s Class A common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day. Holders of the 2.75% Convertible Senior Notes have the right to require the Company to repurchase them for cash equal to 100% of their principal amount, plus accrued but unpaid interest, on December 15, 2015. The Company has the right to redeem the 2.75% Convertible Senior Notes at any time on or after December 20, 2015 for 100% of their principal amount, plus accrued but unpaid interest.
For its 2.75% Convertible Senior Notes, the Company will be required to pay contingent interest with regard to any interest period beginning with the interest period commencing December 20, 2015 and ending June 14, 2016, and for each subsequent six-month period commencing on an interest payment date to, but excluding, the next interest payment date, if the average trading price of the 2.75% Convertible Senior Notes during the five consecutive trading days ending on the second trading day immediately preceding the first day of the applicable interest period exceeds 120% of the principal amount of the 2.75% Convertible Senior Notes. The amount of contingent interest payable per $1,000 principal amount of notes during the applicable interest period will equal 0.75% per year of the average trading price of such $1,000 principal amount of 2.75% Convertible Senior Notes during the five trading day reference period.
Certain provisions under ASC 470, Debt, require the issuer of certain convertible debt instruments that may be settled in cash on conversion to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. The Company has applied these provisions to its 2.75% Convertible Senior Notes. At issuance, the Company estimated the fair value of the 2.75% Convertible Senior Notes using similar debt instruments that did not have a conversion feature and allocated the residual value to an equity component that represented the estimated fair value of the conversion feature at issuance. The debt discount of the 2.75% Convertible Senior Notes is being amortized over five years and the annual effective interest rate is 7.1% after giving effect to the amortization of the discount and deferred financing costs. At both November 30, 2014 and 2013, the principal amount of the 2.75% Convertible Senior Notes was $446.0 million. At November 30, 2014 and 2013, the carrying amount of the equity component included in stockholders’ equity was $15.0 million and $30.0 million, respectively, and the net carrying amount of the 2.75% Convertible Senior Notes included in Lennar Homebuilding senior notes and other debts payable was $431.0 million and $416.0 million, respectively. During the years ended November 30, 2014 and 2013, the amount of interest recognized relating to both the contractual interest and amortization of the discount was $27.3 million and $26.5 million, respectively.
Although the guarantees by substantially all of the Company's 100% owned homebuilding subsidiaries are full, unconditional and joint and several while they are in effect, (i) a subsidiary will cease to be a guarantor at any time when it is not directly or indirectly guaranteeing at least $75 million of debt of Lennar Corporation (the parent company), and (ii) a subsidiary will be released from its guarantee and any other obligations it may have regarding the senior notes if all or substantially all its assets, or all of its capital stock, are sold or otherwise disposed of.
At November 30, 2014, the Company had mortgage notes on land and other debt due at various dates through 2028 bearing interest at rates up to 9.0% with an average interest rate of 3.2%. At November 30, 2014 and 2013, the carrying amount of the mortgage notes on land and other debt was $368.1 million and $489.6 million, respectively. During the years ended November 30, 2014 and 2013, the Company retired $285.9 million and $285.4 million, respectively, of mortgage notes on land and other debt.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The minimum aggregate principal maturities of senior notes and other debts payable during the five years subsequent to November 30, 2014 and thereafter are as follows:

(In thousands)	Debt Maturities (1)
2015	$659,378
2016	417,880
2017	412,026
2018	650,998
2019	1,125,472
Thereafter	1,424,459

(1)
Some of the debt maturities included in these amounts relate to convertible senior notes that are putable to the Company at earlier dates than in this table, as described in the detail description of each of the convertible senior notes.

7. Lennar Financial Services Segment
The assets and liabilities related to the Lennar Financial Services segment were as follows:

	November 30,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$90,010	73,066
Restricted cash	8,609	10,283
Receivables, net (1)	150,858	127,223
Loans held-for-sale (2)	738,396	414,231
Loans held-for-investment, net	26,894	26,356
Investments held-to-maturity	45,038	62,344
Goodwill	38,854	34,046
Other (3)	78,394	49,161
	$1,177,053	796,710
Liabilities:
Notes and other debts payable	$704,143	374,166
Other (4)	192,500	169,473
	$896,643	543,639

(1)	Receivables, net, primarily related to loans sold to investors for which the Company had not yet been paid as of November 30, 2014 and 2013, respectively.

(2)	Loans held-for-sale related to unsold loans carried at fair value.

(3)
Other assets included mortgage loan commitments carried at fair value of $12.7 million and $7.3 million as of November 30, 2014 and 2013, respectively. Other assets also included forward contracts carried at fair value of $1.4 million as of November 30, 2013. In addition, other assets included mortgage servicing rights carried at fair value of $17.4 million and $11.5 million as of November 30, 2014 and 2013, respectively, and other investment securities of $16.8 million as of November 30, 2014.

(4)
Other liabilities included $69.3 million and $74.5 million as of November 30, 2014 and 2013, respectively, of certain of the Company’s self-insurance reserves related to construction defects, general liability and workers’ compensation. Other liabilities also included forward contracts carried at fair value of $7.6 million as of November 30, 2014.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At November 30, 2014, the financial services warehouse facilities were as follows:

Warehouse Repurchase Facilities (In thousands)	Maximum Aggregate Commitment
364-day warehouse repurchase facility that matures December 2014 (1)	$325,000
364-day warehouse repurchase facility that matures January 2015 (2)	300,000
364-day warehouse repurchase facility that matures February 2015	150,000
364-day warehouse repurchase facility that matures June 2015 (3)	150,000
Total	$925,000

(1)
In December 2014, the Lennar Financial Services segment amended its 364-day warehouse repurchase facility that matured in December 2014 increasing the maximum aggregate commitment from $325 million to $350 million through the second quarter of fiscal 2015 and to $450 million for the third and fourth quarter of fiscal 2015. The maturity date was extended to December 2015.

(2)	Maximum aggregate commitment includes a $100 million accordion feature that is usable 10 days prior to fiscal quarter-end through 20 days after fiscal quarter-end.

(3)
Maximum aggregate commitment includes a $50 million accordion feature that is available beginning on the tenth (10th) calendar day immediately preceding the first day of a fiscal quarter through 20 days after fiscal quarter-end.

The Lennar Financial Services segment uses these facilities to finance its lending activities until the mortgage loans are sold to investors and the proceeds are collected. The facilities are expected to be renewed or replaced with other facilities when they mature. Borrowings under the facilities and their prior year predecessors were $698.4 million and $374.2 million at November 30, 2014 and 2013, respectively, and were collateralized by mortgage loans and receivables on loans sold to investors but not yet paid for with outstanding principal balances of $732.1 million and $452.5 million at November 30, 2014 and 2013, respectively. The combined effective interest rate on the facilities at November 30, 2014 was 2.5%. If the facilities are not renewed or replaced, the borrowings under the lines of credit will be paid off by selling the mortgage loans held-for-sale to investors and by collecting on receivables on loans sold but not yet paid. Without the facilities, the Lennar Financial Services segment would have to use cash from operations and other funding sources to finance its lending activities.
In April 2014, the Lennar Financial Services segment acquired a Colorado-based mortgage company. At acquisition date the fair value of the assets acquired was $1.4 million and the goodwill recorded was $4.8 million.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Rialto Segment
The assets and liabilities related to the Rialto segment were as follows:

	November 30,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$303,889	201,496
Restricted cash	46,975	2,593
Receivables, net (1)	153,773	111,833
Loans receivable, net	130,105	278,392
Loans held-for-sale (2)	113,596	44,228
Real estate owned - held-for-sale	190,535	197,851
Real estate owned - held-and-used, net	255,795	428,989
Investments in unconsolidated entities	175,700	154,573
Investments held-to-maturity	17,290	16,070
Other	70,494	43,288
	$1,458,152	1,479,313
Liabilities:
Notes payable and other debts payable (3)	$623,246	441,883
Other	123,798	55,125
	$747,044	497,008

(1)	Receivables, net primarily related to loans sold but not settled as of November 30, 2014 and 2013.

(2)	Loans held-for-sale related to unsold loans originated by RMF carried at fair value.

(3)
Notes and other debts payable included $351.9 million and $250.0 million related to the 7.00% Senior Notes due 2018 ("7.00% Senior Notes") as of November 30, 2014 and 2013, respectively, $141.3 million and $76.0 million related to the RMF warehouse repurchase financing agreements as of November 30, 2014 and 2013, respectively, and $58.0 million related to notes issued through a structured note offering as of November 30, 2014.

Rialto’s operating earnings were as follows:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Revenues	$230,521	138,060	138,856
Costs and expenses (1)	249,114	151,072	138,990
Rialto equity in earnings from unconsolidated entities	59,277	22,353	41,483
Rialto other income (expense), net	3,395	16,787	(29,780)
Operating earnings (2)	$44,079	26,128	11,569

(1)
Costs and expenses for the years ended November 30, 2014, 2013 and 2012 included loan impairments of $57.1 million, $16.1 million and $28.0 million, respectively, primarily associated with the segment's FDIC loans portfolio (before noncontrolling interests).

(2)
Operating earnings for the years ended November 30, 2014, 2013 and 2012 included net earnings (loss) attributable to noncontrolling interests of ($22.5) million, $6.2 million and ($14.4) million, respectively.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a detail of Rialto other income (expense), net for the periods indicated:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Realized gains on REO sales, net	$43,671	48,785	21,649
Unrealized losses on transfer of loans receivable to REO and impairments, net	(26,107)	(16,517)	(11,160)
REO and other expenses	(58,067)	(44,282)	(56,745)
Rental and other income	43,898	20,269	16,476
Gain on bargain purchase acquisition	—	8,532	—
Rialto other income (expense), net	$3,395	16,787	(29,780)
Loans Receivable
In February 2010, the Rialto segment acquired indirectly 40% managing member equity interests in two limited liability companies (“LLCs”), in partnership with the FDIC, which retained 60% equity interest in the LLCs, for approximately $243 million (net of transaction costs and a $22 million working capital reserve). If the LLCs exceed expectations and meet certain internal rate of return and distribution thresholds, the Company’s equity interest in the LLCs could be reduced from 40% down to 30%, with a corresponding increase to the FDIC’s equity interest from 60% up to 70%. As these thresholds have not been met, distributions continue being shared 60% / 40% with the FDIC. During the years ended November 30, 2014 and 2013, the LLCs distributed $184.9 million and $46.7 million, respectively, of which $110.9 million and $28.4 million, respectively, was distributed to the FDIC and $74.0 million and $18.3 million, respectively, was distributed to Rialto, the parent company.
The LLCs meet the accounting definition of VIEs and since the Company was determined to be the primary beneficiary, the Company consolidated the LLCs. The Company was determined to be the primary beneficiary because it has the power to direct the activities of the LLCs that most significantly impact the LLCs’ performance through Rialto's management and servicer contracts. At November 30, 2014, these consolidated LLCs had total combined assets and liabilities of $508.4 million and $21.5 million, respectively. At November 30, 2013, these consolidated LLCs had total combined assets and liabilities of $727.1 million and $20.2 million, respectively.
In September 2010, the Rialto segment acquired approximately 400 distressed residential and commercial real estate loans (“Bank Portfolios”) and over 300 REO properties from three financial institutions. The Company paid $310.0 million for the distressed real estate and real estate related assets of which $124 million was financed through a 5-year senior unsecured note provided by one of the selling institutions. As of November 30, 2014 and 2013, there was $60.6 million and $90.9 million outstanding, respectively.
In May 2014, Rialto issued $73.8 million principal amount of notes through a structured note offering (the "Structured Notes") collateralized by certain assets originally acquired in the Bank Portfolios transaction at a price of 100%, with an annual coupon rate of 2.85%. Proceeds from the offering, after payment of expenses and hold backs for a cash reserve, were $69.1 million. In November 2014, Rialto issued an additional $20.8 million of the Structured Notes at a price of 99.5%, with an annual coupon rate of 5.0%. Proceeds from the offering, after payment of expenses, were $20.7 million. The estimated final payment date of the Structured Notes is December 15, 2015. As of November 30, 2014, there was $58.0 million outstanding related to the Structured Notes.
The following table displays the loans receivable, net by aggregate collateral type:

	November 30,
(In thousands)	2014	2013
Land	$89,603	166,950
Single family homes	20,402	59,647
Commercial properties	7,286	38,060
Other	12,814	13,735
Loans receivable, net	$130,105	278,392
With regards to loans accounted for under ASC 310-30, the Rialto segment estimated the cash flows, at acquisition, it expected to collect on the FDIC Portfolios and Bank Portfolios. In accordance with ASC 310-30, the difference between the contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. This difference is neither accreted into income nor recorded on the Company’s consolidated balance sheets. The

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

excess of cash flows expected to be collected over the cost of the loans acquired is referred to as the accretable yield and is recognized in interest income over the remaining life of the loans using the effective yield method.
The Rialto segment periodically evaluates its estimate of cash flows expected to be collected on its FDIC Portfolios and Bank Portfolios. These evaluations require the continued use of key assumptions and estimates, similar to those used in the initial estimate of fair value of the loans to allocate purchase price. Subsequent changes in the estimated cash flows expected to be collected may result in changes in the accretable yield and nonaccretable difference or reclassifications from nonaccretable yield to accretable yield. Increases in the cash flows expected to be collected will generally result in an increase in interest income over the remaining life of the loan or pool of loans. Decreases in expected cash flows will generally result in an impairment charge recognized as a provision for loan losses, resulting in an increase to the allowance for loan losses but can reversed if conditions improve.
During the fourth quarter of 2014, in an effort to better reflect the performance of the FDIC Portfolios and Bank Portfolios, the Company changed from recording accretable yield income on a loan pool basis to recording income on a cost recovery basis per loan as expected cash flows on the remaining loan portfolios could no longer be reasonably estimated. At November 30, 2014, these loans were classified as nonaccrual loans. The change from accrual to nonaccrual in accordance with ASC 310-30, resulted in an additional impairment charge of $10.1 million within the FDIC Portfolios and a recovery of $0.1 million in the Bank Portfolios.
The outstanding balance and carrying value of loans accounted for under ASC 310-30 were as follows:

	November 30,
(In thousands)	2014	2013
Outstanding principal balance	$—	586,901
Carrying value	$—	270,075
The activity in the accretable yield for the FDIC Portfolios and Bank Portfolios for the years ended November 30, 2014 and 2013 was as follows:

	November 30,
(In thousands)	2014	2013
Accretable yield, beginning of year	$73,144	112,899
Additions	8,988	70,077
Deletions	(54,482)	(60,582)
Accretions	(27,650)	(49,250)
Accretable yield, end of year	$—	73,144
Additions primarily represent reclasses from nonaccretable yield to accretable yield on the portfolios. Deletions represent loan impairments, net of recoveries, and disposal of loans, which includes foreclosure of underlying collateral and result in the removal of the loans from the accretable yield portfolios. During the year ended November 30, 2014, deletions also included a reclassification to nonaccretable difference due to the change from accrual to nonaccrual described above.
When forecasted principal and interest cannot be reasonably estimated at the loan acquisition date, management classifies the loan as nonaccrual and accounts for these assets in accordance with ASC 310-10. When a loan is classified as nonaccrual, any subsequent cash receipt is accounted for using the cost recovery method. In accordance with ASC 310-10, a loan is considered impaired when based on current information and events it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Although these loans met the definition of ASC 310-10, these loans were not considered impaired relative to the Company’s recorded investment at the time of the acquisition since they were acquired at a substantial discount to their unpaid principal balance. A provision for loan losses is recognized when the recorded investment in the loan is in excess of its fair value. The fair value of the loan is determined by using either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral less estimated costs to sell.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables represents nonaccrual loans in the FDIC Portfolios and Bank Portfolios accounted for under ASC 310-10 aggregated by collateral type:
November 30, 2014

		Recorded Investment
(In thousands)	Unpaid Principal Balance	With Allowance	Without Allowance	Total Recorded Investment
Land	$228,245	85,912	3,691	89,603
Single family homes	66,183	18,096	2,306	20,402
Commercial properties	34,048	3,368	3,918	7,286
Other	64,284	5	12,809	12,814
Loans receivable	$392,760	107,381	22,724	130,105
November 30, 2013

		Recorded Investment
(In thousands)	Unpaid Principal Balance	With Allowance	Without Allowance	Total Recorded Investment
Land	$6,791	249	2,304	2,553
Single family homes	15,125	519	4,119	4,638
Commercial properties	3,400	498	628	1,126
Loans receivable	$25,316	1,266	7,051	8,317
The average recorded investment in impaired loans totaled approximately $69 million and $24 million for the years ended November 30, 2014 and 2013, respectively.
The loans receivable portfolios consist of loans acquired at a discount. Based on the nature of these loans, the portfolios are managed by assessing the risks related to the likelihood of collection of payments from borrowers and guarantors, as well as monitoring the value of the underlying collateral.
Accrual — Loans in which forecasted cash flows under the loan agreement, as it might be modified from time to time, can be reasonably estimated at the date of acquisition. The risk associated with loans in this category relates to the possible default by the borrower with respect to principal and interest payments and/or the possible decline in value of the underlying collateral and thus, both could cause a decline in the forecasted cash flows used to determine accretable yield income and the recognition of an impairment through an allowance for loan losses but can be reversed if conditions improve. The activity in the Company's allowance rollforward related to accrual loans was as follows:

	November 30,
(In thousands)	2014	2013
Allowance on accrual loans, beginning of year	$18,952	12,178
Provision for loan losses	44,577	14,241
Reclassification to nonaccrual (1)	(53,265)	—
Charge-offs	(10,264)	(7,467)
Allowance on accrual loans, end of year	$—	18,952

(1)
During the fourth quarter of 2014, the Company changed from recording accretable yield income on a loan pool basis to recording income on a cost recovery basis per loan as expected cash flows on the remaining loan portfolios could no longer be reasonably estimated. At November 30, 2014, these loans were classified as nonaccrual loans.

Nonaccrual — Loans in which forecasted principal and interest could not be reasonably estimated at the date of acquisition or subsequently. Although the Company believes the recorded investment balance will ultimately be realized, the risk of nonaccrual loans relates to a decline in the value of the collateral securing the outstanding obligation and the recognition of an impairment through an allowance for loan losses if the recorded investment in the loan exceeds the fair value of the collateral less estimated cost to sell. The activity in the Company's allowance rollforward related to nonaccrual loans was as follows:

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	November 30,
(In thousands)	2014	2013
Allowance on nonaccrual loans, beginning of year	$1,213	3,722
Provision for loan losses	12,536	1,898
Reclassification from accrual (1)	53,265	—
Charge-offs	(8,688)	(4,407)
Allowance on nonaccrual loans, end of year	$58,326	1,213

(1)
During the fourth quarter of 2014, the Company changed from recording accretable yield income on a loan pool basis to recording income on a cost recovery basis per loan as expected cash flows on the remaining loan portfolios could no longer be reasonably estimated. At November 30, 2014, these loans were classified as nonaccrual loans.

Accrual and nonaccrual loans receivable, net by risk categories were as follows:
November 30, 2014

(In thousands)	Accrual	Nonaccrual	Total
Land	$—	89,603	89,603
Single family homes	—	20,402	20,402
Commercial properties	—	7,286	7,286
Other	—	12,814	12,814
Loans receivable, net	$—	130,105	130,105
November 30, 2013

(In thousands)	Accrual	Nonaccrual	Total
Land	$164,397	2,553	166,950
Single family homes	55,009	4,638	59,647
Commercial properties	36,934	1,126	38,060
Other	13,735	—	13,735
Loans receivable	$270,075	8,317	278,392
In order to assess the risk associated with each risk category, Rialto management evaluates the forecasted cash flows and the value of the underlying collateral securing loans receivable on a quarterly basis or when an event occurs that suggests a decline in the collaterals’ fair value.
Real Estate Owned
The acquisition of properties acquired through, or in lieu of, loan foreclosure are reported within the consolidated balance sheets as REO held-and-used, net and REO held-for-sale. When a property is determined to be held-and-used, net the asset is recorded at fair value and depreciated over its useful life using the straight line method. When certain criteria set forth in ASC 360, Property, Plant and Equipment, are met, the property is classified as held-for-sale. When a real estate asset is classified as held-for-sale, the property is recorded at the lower of its cost basis or fair value less estimated costs to sell. The fair value of REO held-for-sale is determined in part by placing reliance on third-party appraisals of the properties and/or internally prepared analyses of recent offers or prices on comparable properties in the proximate vicinity.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present the activity in REO:

	November 30,
(In thousands)	2014	2013
REO - held-for-sale, beginning of year	$197,851	134,161
Additions	—	15,985
Improvements	8,176	5,791
Sales	(226,027)	(190,430)
Impairments and unrealized losses	(9,441)	(5,573)
Transfers to/from held-and-used, net (1)	219,976	247,397
Transfers to Lennar Homebuilding	—	(9,480)
REO - held-for-sale, end of year	$190,535	197,851

	November 30,
(In thousands)	2014	2013
REO - held-and-used, net, beginning of year	$428,989	601,022
Additions	55,407	86,262
Improvements	6,102	3,616
Impairments	(11,501)	(10,517)
Depreciation	(3,226)	(3,997)
Transfers to held-for-sale (1)	(219,976)	(247,397)
REO - held-and-used, net, end of year	$255,795	428,989

(1)
During the years ended November 30, 2014 and 2013, the Rialto segment transferred certain properties to/from REO held-and-used, net to REO held-for-sale as a result of changes made in the disposition strategy of the real estate assets.

For the years ended November 30, 2014, 2013 and 2012, the Company recorded net losses of $6.8 million, $0.4 million and $1.9 million, respectively, from acquisitions of REO through foreclosure. These net losses are recorded in Rialto other income (expense), net.
Rialto Mortgage Finance
In July 2013, RMF was formed to originate and sell into securitizations five, seven and ten year commercial first mortgage loans, generally with principal amounts between $2 million and $75 million, which are secured by income producing properties. During the year ended November 30, 2014, RMF had originated loans with a total principal balance of $1.6 billion and sold $1.3 billion of these originated loans into eight separate securitizations. During the year ended November 30, 2013, RMF had originated loans with a principal balance of $690.3 million and sold $537.0 million of loans into three separate securitizations. As of November 30, 2014 and 2013, $147.2 million and $109.3 million, respectively, of these originated loans were sold into a securitization trust but not settled and thus were included as receivables, net. As of November 30, 2014 and 2013, RMF had two warehouse repurchase financing agreements that mature in fiscal year 2015 with commitments totaling $650 million and $500 million, respectively, to help finance the loans it makes. Borrowings under these facilities were $141.3 million and $76.0 million as of November 30, 2014 and 2013, respectively.
In November 2013, the Rialto segment issued $250 million aggregate principal amount of the 7.00% Senior Notes, at a price of 100% in a private placement. Proceeds from the offering, after payment of expenses, were approximately $245 million. Rialto used a majority of the net proceeds of the sale of the 7.00% Senior Notes as working capital for RMF and used $100 million to repay sums that had been advanced to RMF from Lennar to enable it to begin originating and securitizing commercial mortgage loans. In March 2014, the Rialto segment issued an additional $100 million of the 7.00% Senior Notes at a price of 102.25% of their face value in a private placement. Proceeds from the offering, after payment of expenses, were approximately $102 million. Rialto used the net proceeds of the offering to provide additional working capital for RMF, and to make investments in the funds that Rialto manages, as well as for general corporate purposes. Interest on the 7.00% Senior Notes is due semi-annually. At November 30, 2014 and 2013, the carrying amount of the 7.00% Senior Notes was $351.9 million and $250.0 million, respectively. Under the indenture, Rialto is subject to certain covenants limiting, among other things, Rialto’s ability to incur indebtedness, to make investments, to make distributions to, or enter into transactions with, Lennar or to create liens, subject to certain exceptions and qualifications. Rialto also has quarterly and annual reporting

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requirements, similar to an SEC registrant, to holders of the 7.00% Senior Notes. The Company believes Rialto was in compliance with its debt covenants at November 30, 2014.
Investments
All of Rialto's investments in funds have the attributes of an investment company in accordance with ASC 946, Financial Services – Investment Companies, as amended by ASU 2013-08, Financial Services - Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements, the attributes of which are different from the attributes that would cause a company to be an investment company for purposes of the Investment Company Act of 1940. As a result, the assets and liabilities of Rialto's funds investment are recorded at fair value with increases/decreases in fair value recorded in their respective statements of operations and the Company’s share is recorded in Rialto equity in earnings from unconsolidated entities in the Company's statement of operations.
The following table reflects Rialto's investments in funds that invest in and manage real estate related assets and other investments:

					November 30, 2014	November 30, 2014	November 30, 2013
(Dollars in thousands)	Inception Year	Equity Commitments	Equity Commitments Called	Commitment to fund by the Company	Funds contributed by the Company	Investment
Rialto Real Estate Fund, LP	2010	$700,006	$700,006	$75,000	$75,000	$71,831	75,729
Rialto Real Estate Fund II, LP	2012	1,305,000	760,058	100,000	58,242	67,652	53,103
Rialto Mezzanine Partners Fund	2013	251,100	188,600	27,299	20,504	20,226	16,724
Other investments						15,991	9,017
						$175,700	154,573
Rialto's share of earnings from unconsolidated entities was as follows:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Rialto Real Estate Fund, LP	$30,612	19,391	21,026
Rialto Real Estate Fund II, LP	15,929	2,523	—
Rialto Mezzanine Partners Fund	1,913	354	—
Other investments	10,823	85	20,457
Rialto equity in earnings from unconsolidated entities	$59,277	22,353	41,483
During the year ended November 30, 2014, the Company received a $34.7 million advanced distribution with regard to Rialto's carried interest in Fund I in order to cover the income tax obligation, which resulted from allocations of taxable income to Rialto's general partner interest. This was included in the Rialto segment revenues.
In addition to the acquisition and management of the FDIC and Bank portfolios, an affiliate in the Rialto segment was a sub-advisor to the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”) to purchase real estate related securities from banks and other financial institutions. The sub-advisor received management fees for sub-advisory services. At the end of 2012, the AB PPIP fund finalized the last sales of the underlying securities in the fund and made substantially all of the final liquidating distributions to the partners, including the Company. As the Company’s role as sub-advisor to the AB PPIP fund has been completed, no further management fees will be received for these services. During the year ended November 30, 2012, the Company contributed $1.9 million and received distributions of $87.6 million. Of the distributions received during the year ended November 30, 2012, $83.5 million related to the unwinding of the AB PPIP fund's operations. During the year ended November 30, 2013, the Company also earned $9.1 million in fees from the segment's role as a sub-advisor to the AB PPIP fund, which were included in the Rialto segment revenues.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized condensed financial information on a combined 100% basis related to Rialto’s investments in unconsolidated entities that are accounted for by the equity method was as follows:
Balance Sheets

	November 30,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$141,609	332,968
Loans receivable	512,034	523,249
Real estate owned	378,702	285,565
Investment securities	795,306	381,555
Investments in partnerships	311,037	149,350
Other assets	45,451	191,624
	$2,184,139	1,864,311
Liabilities and equity:
Accounts payable and other liabilities	$20,573	108,514
Notes payable	395,654	398,445
Partner loans	—	163,940
Equity	1,767,912	1,193,412
	$2,184,139	1,864,311
Statements of Operations

	Years Ended November 30,
(In thousands)	2014	2013	2012
Revenues	$150,452	251,533	414,027
Costs and expenses	95,629	252,563	243,483
Other income, net (1)	479,929	187,446	713,710
Net earnings of unconsolidated entities	$534,752	186,416	884,254
Rialto equity in earnings from unconsolidated entities	$59,277	22,353	41,483

(1)
Other income, net for the year ended November 30, 2014 included Fund I, Fund II, Mezzanine Fund and other investments realized and unrealized gains on investments as well as other income from REO. Other income, net for the year ended November 30, 2013 included Fund I, Fund II and other investments realized and unrealized gains on investments as well as other income from REO. Other income, net for the year ended November 30, 2012 included the AB PPIP Fund’s mark-to-market unrealized gains and losses, and realized gains from the sale of investments in the portfolio underlying the AB PPIP fund, all of which the Company's portion was a small percentage.

In 2010, the Rialto segment invested in non-investment grade CMBS at a 55% discount to par value. The carrying value of the investment securities at November 30, 2014 and 2013 was $17.3 million and $16.1 million, respectively. These securities bear interest at a coupon rate of 4% and have a stated and assumed final distribution date of November 2020 and a stated maturity date of October 2057. The Rialto segment reviews changes in estimated cash flows periodically to determine if other-than-temporary impairment has occurred on its investment securities. Based on the Rialto segment’s assessment, no impairment charges were recorded during the years ended November 30, 2014, 2013 and 2012. The Rialto segment classified these securities as held-to-maturity based on its intent and ability to hold the securities until maturity.
In a CMBS transaction, monthly interest received from all of the pooled loans is paid to the investors, starting with those investors holding the highest rated bonds and progressing in an order of seniority based on the class of security. Based on the aforementioned, the principal and interest repayments of a particular class are dependent upon collections on the underlying mortgages, which are affected by prepayments, extensions and defaults.
In January 2014, Rialto acquired 100% of the Servicer Provider in which a subsidiary of Rialto had an approximately 5% investment, in exchange for its investment interest. The Servicer Provider has a business segment that provides service and infrastructure to the residential home loan market, which provides loan servicing support for all of Rialto's owned and managed portfolios and asset management services for Rialto's small balance loan program. At acquisition date, the fair value of the assets acquired was $20.8 million, the goodwill recorded was $5.1 million and the fair value of the liabilities assumed was

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$17.6 million. As of November 30, 2013, the carrying value of the Company’s investment in the Servicer Provider was $8.3 million.

9. Lennar Multifamily Segment
The Company is actively involved, primarily through unconsolidated entities, in the development of multifamily rental properties. The Lennar Multifamily segment focuses on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets.
The assets and liabilities related to the Lennar Multifamily segment were as follows:

	November 30,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$2,186	519
Land under development	120,666	88,260
Consolidated inventory not owned	5,508	10,500
Investments in unconsolidated entities	105,674	46,301
Operating properties and equipment	15,740	—
Other assets	18,240	1,509
	$268,014	147,089
Liabilities:
Accounts payable and other liabilities	$48,235	17,518
Notes payable	—	13,858
Liabilities related to consolidated inventory not owned	4,008	10,150
	$52,243	41,526
The unconsolidated entities in which the Lennar Multifamily segment has investments usually finance their activities with a combination of partner equity and debt financing. In connection with many of the loans to Lennar Multifamily unconsolidated entities, the Company (or entities related to them) have been required to give guarantees of completion and cost over-runs to the lenders and partners. Those completion guarantees may require that the guarantors complete the construction of the improvements for which the financing was obtained. If the construction is to be done in phases, the guarantee generally is limited to completing only the phases as to which construction has already commenced and for which loan proceeds were used. Additionally, the Company guarantees the construction costs of the project. Generally construction cost over-runs would be paid by the Company. Generally, these payments are increases to our investments in the entities and would increase our share of funds the entities distribute after the achievement of certain thresholds. As of both November 30, 2014 and 2013, the fair value of the completion guarantees was immaterial. Additionally, as of November 30, 2014 and 2013, the Lennar Multifamily segment had $23.5 million and $28.2 million, respectively, of letters of credit outstanding primarily for credit enhancements for the bank debt of certain of its unconsolidated entities. These letters of credit outstanding were included in the disclosure in Note 6 related to the Company's performance and financial letters of credit. As of November 30, 2014 and 2013, the Lennar Multifamily segment's unconsolidated entities had non-recourse debt with completion guarantees of $163.4 million and $51.6 million, respectively.
In many instances, the Lennar Multifamily segment is appointed as the day-to-day manager of certain of its Lennar Multifamily unconsolidated entities and receives fees for performing this function. During the years ended November 30, 2014 and 2013, the Lennar Multifamily segment received fees from its unconsolidated entities totaling $13.5 million and $4.0 million, respectively.
During the year ended November 30, 2014, the Lennar Multifamily segment provided general contractors services for the construction of some of its rental properties and received fees totaling $50.9 million, which are offset by costs related to those services of $49.0 million.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized condensed financial information on a combined 100% basis related to Lennar Multifamily's investments in unconsolidated entities that are accounted for by the equity method was as follows:
Balance Sheets

	November 30,
(In thousands)	2014	2013
Assets:
Cash and cash equivalents	$25,319	5,800
Operating properties and equipment	637,259	236,528
Other assets	14,742	3,460
	$677,320	245,788
Liabilities and equity:
Accounts payable and other liabilities	$87,151	11,147
Notes payable	163,376	51,604
Equity	426,793	183,037
	$677,320	245,788
Statements of Operations

	Years Ended November 30,
(In thousands)	2014	2013	2012
Revenues	$4,855	—	—
Costs and expenses	7,435	1,493	29
Other income, net (1)	35,068	—	—
Net earnings (loss) of unconsolidated entities	$32,488	(1,493)	(29)
Lennar Multifamily equity in earnings (loss) from unconsolidated entities (2)	$14,454	(271)	(4)

(1)	Other income, net, included the gains related to the sale of two operating properties during the year ended November 30, 2014.

(2)
For the year ended November 30, 2014, Lennar Multifamily equity in earnings from unconsolidated entities included Lennar Multifamily's share of gains totaling $14.7 million related to the sale of two operating properties by unconsolidated entities. The Company’s share of profits and cash distributions from the sales of the two operating properties was higher compared to the Company’s ownership interests in the two unconsolidated entities due to the achievement of specified internal rate of return milestones.

10. Income Taxes
The benefit (provision) for income taxes consisted of the following:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Current:
Federal	$(261,306)	(2,495)	(3,790)
State	3,340	(5,740)	(5,860)
	$(257,966)	(8,235)	(9,650)
Deferred:
Federal	$(42,847)	(207,588)	350,165
State	(40,278)	38,808	94,703
	(83,125)	(168,780)	444,868
	$(341,091)	(177,015)	435,218

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the statutory rate and the effective tax rate was as follows:

	Percentage of Pretax Income
	2014	2013	2012
Statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal income tax benefit	3.17	3.16	3.79
Domestic production activities deduction	(2.81)	—	—
Tax reserves and interest expense	0.59	0.56	5.00
Deferred tax asset valuation reversal	(0.28)	(10.22)	(212.55)
Tax credits	(0.41)	(0.45)	(0.10)
Net operating loss adjustment (1)	—	—	(8.32)
Nondeductible compensation	—	—	0.40
Other	(0.46)	(1.09)	(1.65)
Effective rate	34.80%	26.96%	(178.43%)

(1)
During the year ended November 30, 2012, the Company recorded adjustments to its NOL carryforwards as a result of the conclusion of an IRS examination and additional state net operating loss adjustments.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax assets were as follows:

	November 30,
(In thousands)	2014	2013
Deferred tax assets:
Inventory valuation adjustments	$59,208	68,170
Reserves and accruals	158,858	125,756
Net operating loss carryforwards	115,850	231,735
Capitalized expenses	66,768	71,739
Investments in unconsolidated entities	24,843	1,012
Other assets	32,904	29,017
Total deferred tax assets	458,431	527,429
Valuation allowance	(8,029)	(12,705)
Total deferred tax assets after valuation allowance	450,402	514,724
Deferred tax liabilities:
Capitalized expenses	64,448	75,921
Convertible debt basis difference	5,833	11,684
Rialto investments	22,262	16,268
Deferred income	7,707	4,467
Other	36,323	29,585
Total deferred tax liabilities	136,573	137,925
Net deferred tax assets	$313,829	376,799

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The detail of the Company's net deferred tax assets were as follows:

		November 30,
(In thousands)		2014	2013
Deferred tax assets (liabilities)	Balance Sheet Presentation
Lennar Homebuilding	Other assets	$325,779	388,647
Rialto	Other liabilities	(3,335)	(7,815)
Lennar Financial Services	Other liabilities	(8,615)	(4,033)
Net deferred tax assets		$313,829	376,799
As of November 30, 2014 and 2013, the net deferred tax assets included a valuation allowance of $8.0 million and $12.7 million, respectively, primarily related to state net operating loss ("NOL") carryforwards that are not more likely than not to be utilized due to an inability to carry back these losses in most states and short carryforward periods that exist in certain states. During the year ended November 30, 2014, the Company reversed $4.7 million of valuation allowance, primarily due to the utilization of federal and state net operating losses. The Company continues to evaluate both positive and negative evidence in determining the need for a valuation allowance with respect to its tax benefits for state NOL carryforwards. In future periods, the remaining allowance could be reversed if additional sufficient positive evidence is present indicating that it is more likely than not that a portion or all of the Company's remaining deferred tax assets will be realized.
During the year ended November 30, 2013, the Company concluded that it was more likely than not that the majority of its deferred tax assets would be utilized. This conclusion was based on a detailed evaluation of all relevant evidence, both positive and negative. The positive evidence included factors such as consecutive quarters of earnings, actual and forecasted profitability, generating cumulative pre-tax earnings over a rolling four year period including the pre-tax earnings achieved during 2013, the expectation of continued earnings and evidence of a sustained recovery in the housing markets that the Company operates.
For the year ended November 30, 2013, the Company reversed $67.1 million of its valuation allowance primarily against its state deferred tax assets. This reversal was offset by a tax provision of $244.1 million, primarily related to pre-tax earnings during the year ended November 30, 2013, resulting in a $177.0 million provision for income taxes for the year ended November 30, 2013.
At November 30, 2014 and 2013, the Company had federal tax effected NOL carryforwards totaling $2.0 million and $88.1 million, respectively, that may be carried forward up to 20 years to offset future taxable income and begin to expire in 2025. At November 30, 2014 and 2013, the Company had state tax effected NOL carryforwards totaling $113.8 million and $143.6 million, respectively, that may be carried forward from 5 to 20 years, depending on the tax jurisdiction, with losses expiring between 2015 and 2034. As of November 30, 2014, state tax effected NOL carryforwards totaling $2.0 million may expire over the next twelve months, if sufficient taxable income is not generated to utilize the NOLs.
The following table summarizes the changes in gross unrecognized tax benefits:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Gross unrecognized tax benefits, beginning of year	$10,459	12,297	36,739
Increases due to tax positions taken during the period (1)	—	1,982	—
Decreases due to settlements with taxing authorities (2)	(3,202)	(3,820)	(24,442)
Gross unrecognized tax benefits, end of year	$7,257	10,459	12,297

(1)	Increased the Company's effective tax rate for the year ended November 30, 2013 from 26.71% to 26.96%.

(2)
Decreased the Company's effective tax rate for the year ended November 30, 2014 from 35.13% to 34.80% and for the year ended November 30, 2012 from (178.03)% to (178.43)%. The decrease for the year ended November 30, 2013 had no effect on the Company's effective tax rate.

If the Company were to recognize its gross unrecognized tax benefits as of November 30, 2014, $4.7 million would affect the Company’s effective tax rate. The Company does not expect the total amount of unrecognized tax benefits to increase or decrease by a material amount within the following twelve months.
At November 30, 2014 and 2013, the Company had $31.5 million and $19.1 million, respectively, accrued for interest and penalties, of which $14.0 million and $3.8 million, were recorded during the years ended November 30, 2014 and 2013, respectively. During the years ended November 30, 2014 and 2013, the accrual for interest and penalties was reduced by $1.6

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million and $5.2 million, respectively, as a result of the payment of interest related to state tax payments resulting from settled IRS examinations and various state issues.
The IRS is currently examining the Company’s federal income tax return for fiscal year 2013, and certain state taxing authorities are examining various fiscal years. The final outcome of these examinations is not yet determinable. The statute of limitations for the Company’s major tax jurisdictions remains open for examination for fiscal year 2005 and subsequent years. The Company participates in an IRS examination program, Compliance Assurance Process, "CAP." This program operates as a contemporaneous exam throughout the year in order to keep exam cycles current and achieve a higher level of compliance.

11. Earnings Per Share
Basic and diluted earnings per share were calculated as follows:

	Years Ended November 30,
(In thousands, except per share amounts)	2014	2013	2012
Numerator:
Net earnings attributable to Lennar	$638,916	479,674	679,124
Less: distributed earnings allocated to nonvested shares	414	458	531
Less: undistributed earnings allocated to nonvested shares	7,379	6,356	10,397
Numerator for basic earnings per share	631,123	472,860	668,196
Plus: interest on 3.25% convertible senior notes due 2021 and 2.00% convertible senior notes due 2020 (1)	7,928	11,302	11,330
Plus: undistributed earnings allocated to convertible shares	7,379	6,356	10,397
Less: undistributed earnings reallocated to convertible shares	6,632	5,506	9,050
Numerator for diluted earnings per share	$639,798	485,012	680,873
Denominator:
Denominator for basic earnings per share - weighted average common shares outstanding	202,209	190,473	186,662
Effect of dilutive securities:
Shared based payments	8	254	984
Convertible senior notes	26,023	35,193	31,049
Denominator for diluted earnings per share - weighted average common shares outstanding	228,240	225,920	218,695
Basic earnings per share	$3.12	2.48	3.58
Diluted earnings per share	$2.80	2.15	3.11

(1)
Interest on the 2.00% convertible senior notes due 2020 was included for the years ended November 30, 2013 and 2012 because the holders of the 2.00% convertible senior notes due 2020 converted the notes into shares of Class A common stock on November 30, 2013.

For the years ended November 30, 2014, 2013 and 2012, there were no options to purchase shares of common stock that were outstanding and anti-dilutive.

12. Comprehensive Income (Loss)
Comprehensive income attributable to Lennar represents changes in stockholders’ equity from non-owner sources. For the years ended November 30, 2014, 2013 and 2012, comprehensive income attributable to Lennar was the same as net earnings attributable to Lennar. Comprehensive income (loss) attributable to noncontrolling interests for the years ended November 30, 2014, 2013 and 2012 was the same as the net earnings (loss) attributable to noncontrolling interests. There was no accumulated other comprehensive income at November 30, 2014 and 2013.

13. Capital Stock
Preferred Stock
The Company is authorized to issue 500,000 shares of preferred stock with a par value of $10 per share and 100 million shares of participating preferred stock with a par value of $0.10 per share. No shares of preferred stock or participating preferred stock have been issued as of November 30, 2014 and 2013.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common Stock
During the years ended November 30, 2014, 2013 and 2012, the Company’s Class A and Class B common stockholders received a per share annual dividend of $0.16. The only significant difference between the Class A common stock and Class B common stock is that Class A common stock entitles holders to one vote per share and the Class B common stock entitles holders to ten votes per share.
As of November 30, 2014, Stuart A. Miller, the Company’s Chief Executive Officer and a Director, directly owned, or controlled through family-owned entities, shares of Class A and Class B common stock, which represented approximately 44% voting power of the Company’s stock.
The Company has a stock repurchase program, which originally authorized the purchase up to 20 million shares of its outstanding common stock. During the years ended November 30, 2014, 2013 and 2012, there were no share repurchases of common stock under the stock repurchase program. As of November 30, 2014, the remaining authorized shares that can be purchased under the stock repurchase program were 6.2 million shares of common stock.
During the year ended November 30, 2014, treasury stock decreased by 11.6 million shares of Class A common stock primarily due to the retirement of 11.7 million shares of Class A common stock authorized by the Company's Board of Directors, partially offset by activity related to the Company's equity compensation plan. The retirement of Class A common stock resulted in a reclass between treasury stock and additional paid-in capital within stockholders' equity. During the year ended November 30, 2013, treasury stock decreased by 0.4 million shares of Class A common stock due to activity related to the Company’s equity compensation plan.
Restrictions on Payment of Dividends
There are no restrictions on the payment of dividends on common stock by the Company. There are no agreements which restrict the payment of dividends by subsidiaries of the Company other than to maintain the financial ratios and net worth requirements under the Lennar Financial Services segment’s warehouse lines of credit, which restrict the payment of dividends from the Company’s mortgage subsidiaries following the occurrence and during the continuance of an event of default thereunder and limit dividends to 50% of net income in the absence of an event of default and the restriction under Rialto's 7.00% Senior Notes indenture that limits Rialto's ability to make distributions to Lennar.
401(k) Plan
Under the Company’s 401(k) Plan (the “Plan”), contributions made by associates can be invested in a variety of mutual funds or proprietary funds provided by the Plan trustee. The Company may also make contributions for the benefit of associates. The Company records as compensation expense its contribution to the Plan. For the years ended November 30, 2014, 2013 and 2012, this amount was $10.2 million, $8.0 million and $6.2 million, respectively.

14. Share-Based Payments
Compensation expense related to the Company’s share-based awards was as follows:

	Years ended November 30,
(In thousands)	2014	2013	2012
Stock options	$137	130	2,433
Nonvested shares	40,581	33,559	29,312
Total compensation expense for share-based awards	$40,718	33,689	31,745
Cash flows resulting from tax benefits related to tax deductions in excess of the compensation expense recognized are classified as financing cash flows. For the years ended November 30, 2014, 2013 and 2012 there was $7.5 million, $10.1 million and $10.8 million, respectively, of excess tax benefits from share based awards.
Cash received from stock options exercised during the years ended November 30, 2014, 2013 and 2012 was $0.3 million, $16.7 million and $26.5 million, respectively. The tax benefit related to stock options exercised during the years ended November 30, 2014, 2013, and 2012 was $0.1 million, $12.0 million and $14.8 million, respectively.
The fair value of each of the Company’s stock option awards is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The fair value of the Company’s stock option awards, which are subject to graded vesting, is expensed on a straight-line basis over the vesting life of the stock options. Expected volatility is based on historical volatility of the Company’s stock over the most recent period equal to the expected life of the award. The risk-free rate for periods within the contractual life of the stock option award is based on the yield curve of a zero-

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award granted. The Company uses historical data to estimate stock option exercises and forfeitures within its valuation model. The expected life of stock option awards granted is derived from historical exercise experience under the Company’s share-based payment plans and represents the period of time that stock option awards granted are expected to be outstanding.
The fair value of these options was determined at the date of the grant using the Black-Scholes option-pricing model. The significant weighted average assumptions were as follows:

	2014	2013	2012
Dividends yield	0.4%	0.4%	0.6%
Volatility rate	35.6%	35.3%	47%
Risk-free interest rate	0.2%	0.2%	0.2%
Expected option life (years)	1.5	1.5	1.5
A summary of the Company’s stock option activity for the year ended November 30, 2014 was as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (In thousands)
Outstanding at November 30, 2013	52,500	$28.62
Grants	20,000	$39.62
Exercises	(15,000)	$18.19
Outstanding at November 30, 2014	57,500	$35.16	1.4 years	$694
Vested and expected to vest in the future at November 30, 2014	57,500	$35.16	1.4 years	$694
Exercisable at November 30, 2014	57,500	$35.16	1.4 years	$694
Available for grant at November 30, 2014	9,551,316
The weighted average fair value of options granted during the years ended November 30, 2014, 2013 and 2012 was $6.76, $6.59 and $5.72, respectively. The total intrinsic value of options exercised during the years ended November 30, 2014, 2013 and 2012 was $0.3 million, $30.8 million and $38.1 million, respectively.
The fair value of nonvested shares is determined based on the trading price of the Company’s common stock on the grant date. The weighted average fair value of nonvested shares granted during the years ended November 30, 2014, 2013 and 2012 was $41.89, $35.04 and $30.62, respectively. A summary of the Company’s nonvested shares activity for the year ended November 30, 2014 was as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested restricted shares at November 30, 2013	2,472,068	$30.66
Grants	1,119,356	$41.89
Vested	(1,244,045)	$28.23
Forfeited	(58,253)	$34.12
Nonvested restricted shares at November 30, 2014	2,289,126	$37.38
At November 30, 2014, there was $67.9 million of unrecognized compensation expense related to unvested share-based awards granted under the Company’s share-based payment plan, all of which relates to nonvested shares with a weighted average remaining contractual life of 2.0 years. During the years ended November 30, 2014, 2013 and 2012, 1.2 million nonvested shares, 1.3 million nonvested shares and 1.7 million nonvested shares, respectively, vested. For the years ended November 30, 2014, 2013, and 2012, the Company recorded an excess tax benefit related to nonvested share activity of $7.4 million, $6.9 million and $11.7 million, respectively.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Financial Instruments and Fair Value Disclosures
The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 2014 and 2013, using available market information and what the Company believes to be appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash, receivables, net, and accounts payable, all of which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments.

		November 30,
		2014		2013
	Fair Value	Carrying	Fair	Carrying	Fair
(In thousands)	Hierarchy	Amount	Value	Amount	Value
ASSETS
Rialto:
Loans receivable, net	Level 3	$130,105	135,881	278,392	305,810
Investments held-to-maturity	Level 3	$17,290	17,155	16,070	15,952
Lennar Financial Services:
Loans held-for-investment, net	Level 3	$26,894	26,723	26,356	26,095
Investments held-to-maturity	Level 2	$45,038	45,051	62,344	62,580
LIABILITIES
Lennar Homebuilding senior notes and other debts payable	Level 2	$4,690,213	5,760,075	4,194,432	4,971,500
Rialto notes payable and other debts payable	Level 2	$623,246	640,335	441,883	438,373
Lennar Financial Services notes and other debts payable	Level 2	$704,143	704,143	374,166	374,166
Lennar Multifamily notes payable	Level 2	$—	—	13,858	13,858
The following methods and assumptions are used by the Company in estimating fair values:
Lennar Homebuilding and Lennar Multifamily—For senior notes and other debts payable, the fair value of fixed-rate borrowings is based on quoted market prices and the fair value of variable-rate borrowings is based on expected future cash flows calculated using current market forward rates.
Rialto—The fair values for loans receivable, net are based on the fair value of the collateral less estimated cost to sell or discounted cash flows, if estimable. The fair value for investments held-to-maturity is based on discounted cash flows. For notes and other debts payable, the fair value is calculated based on discounted cash flows using the Company’s weighted average borrowing rate and for the warehouse repurchase financing agreements fair values approximate their carrying value due to their short maturities.
Lennar Financial Services—The fair values above are based on quoted market prices, if available. The fair values for instruments that do not have quoted market prices are estimated by the Company on the basis of discounted cash flows or other financial information.
Fair Value Measurements
GAAP provides a framework for measuring fair value, expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs used in measuring fair value summarized as follows:
Level 1:    Fair value determined based on quoted prices in active markets for identical assets.
Level 2:    Fair value determined using significant other observable inputs.
Level 3:    Fair value determined using significant unobservable inputs.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s financial instruments measured at fair value on a recurring basis are summarized below:
Financial Instruments

(In thousands)	Fair Value Hierarchy	Fair Value at November 30, 2014	Fair Value at November 30, 2013
Lennar Financial Services:
Loans held-for-sale (1)	Level 2	$738,396	414,231
Mortgage loan commitments	Level 2	$12,687	7,335
Forward contracts	Level 2	$(7,576)	1,444
Mortgage servicing rights	Level 3	$17,353	11,455
Lennar Homebuilding:
Investments available-for-sale	Level 3	$480	40,032
Rialto:
Loans held-for-sale (2)	Level 3	$113,596	44,228

(1)
The aggregate fair value of Lennar Financial Services loans held-for-sale of $738.4 million at November 30, 2014 exceeds their aggregate principal balance of $706.0 million by $32.4 million. The aggregate fair value of loans held-for-sale of $414.2 million at November 30, 2013 exceeds their aggregate principal balance of $399.0 million by $15.3 million.

(2)
The aggregate fair value of Rialto loans held-for-sale of $113.6 million at November 30, 2014 exceeds their aggregate principal balance of $111.8 million by $1.8 million. The aggregate fair value of Rialto loans held-for-sale of $44.2 million at November 30, 2013 exceeds their aggregate principal balance of $44.0 million by $0.2 million.

The estimated fair values of the Company’s financial instruments have been determined by using available market information and what the Company believes to be appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The following methods and assumptions are used by the Company in estimating fair values:
Lennar Financial Services loans held-for-sale— Fair value is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. Management believes carrying loans held-for-sale at fair value improves financial reporting by mitigating volatility in reported earnings caused by measuring the fair value of the loans and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. In addition, the Company recognizes the fair value of its rights to service a mortgage loan as revenue upon entering into an interest rate lock loan commitment with a borrower. The fair value of these servicing rights is included in Lennar Financial Services’ loans held-for-sale as of November 30, 2014 and 2013. Fair value of servicing rights is determined based on actual sales of servicing rights on loans with similar characteristics.
Lennar Financial Services mortgage loan commitments— Fair value of commitments to originate loans is based upon the difference between the current value of similar loans and the price at which the Lennar Financial Services segment has committed to originate the loans. The fair value of commitments to sell loan contracts is the estimated amount that the Lennar Financial Services segment would receive or pay to terminate the commitments at the reporting date based on market prices for similar financial instruments. In addition, the Company recognizes the fair value of its rights to service a mortgage loan as revenue upon entering into an interest rate lock loan commitment with a borrower. The fair value of servicing rights is determined based on actual sales of servicing rights on loans with similar characteristics. The fair value of the mortgage loan commitments and related servicing rights is included in Lennar Financial Services’ other assets.
Lennar Financial Services forward contracts— Fair value is based on quoted market prices for similar financial instruments. As of November 30, 2014, the fair value of forward contracts is included in the Lennar Financial Services segment's other liabilities. As of November 30, 2013, the fair value of forward contracts is included in the Lennar Financial Services segment's other assets.
Lennar Financial Services mortgage servicing rights — Lennar Financial Services records mortgage servicing rights when it sells loans on a servicing-retained basis, at the time of securitization or through the acquisition or assumption of the right to service a financial asset. The fair value of the mortgage servicing rights is calculated using third-party valuations. The key assumptions, which are generally unobservable inputs, used in the valuation of the mortgage servicing rights include mortgage prepayment rates, discount rates and delinquency rates. As of November 30, 2014, the key assumptions used in determining the fair value include a 13.2% mortgage prepayment rate, a 6.5% delinquency rate and a 12.0% discount rate. The fair value of mortgage servicing rights is included in the Lennar Financial Services segment's other assets.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lennar Homebuilding investments available-for-sale— The fair value of these investments is based on third-party valuations and/or estimated by the Company on the basis of discounted cash flows and it is included in the Lennar Homebuilding segment's other assets.
Rialto loans held-for-sale— The fair value of loans held-for-sale is calculated from model-based techniques that use discounted cash flow assumptions and the Company’s own estimates of CMBS spreads, market interest rate movements and the underlying loan credit quality. Loan values are calculated by allocating the change in value of an assumed CMBS capital structure to each loan. The value of an assumed CMBS capital structure is calculated, generally, by discounting the cash flows associated with each CMBS class at market interest rates and at the Company’s own estimate of CMBS spreads. The Company estimates CMBS spreads by observing the pricing of recent CMBS offerings, secondary CMBS markets, changes in the CMBX index, and general capital and commercial real estate market conditions. Considerations in estimating CMBS spreads include comparing the Company’s current loan portfolio with comparable CMBS offerings containing loans with similar duration, credit quality and collateral composition. These methods use unobservable inputs in estimating a discount rate that is used to assign a value to each loan. While the cash payments on the loans are contractual, the discount rate used and assumptions regarding the relative size of each class in the CMBS capital structure can significantly impact the valuation. Therefore, the estimates used could differ materially from the fair value determined when the loans are sold to a securitization trust.
The changes in fair value for Level 1 and Level 2 financial instruments measured on a recurring basis are shown below by financial instrument and financial statement line item:

	Years Ended November 30,
(In thousands)	2014	2013	2012
Changes in fair value included in Lennar Financial Services revenues:
Loans held-for-sale	$17,124	(7,927)	11,654
Mortgage loan commitments	$5,352	(5,378)	8,521
Forward contracts	$(9,020)	4,014	(1,166)
Interest income on Lennar Financial Services loans held-for-sale measured at fair value is calculated based on the interest rate of the loan and recorded as revenues in the Lennar Financial Services’ statement of operations.
The Lennar Financial Services segment uses mandatory mortgage-backed securities (“MBS”) forward commitments, option contracts and investor commitments to hedge its mortgage-related interest rate exposure. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk associated with MBS forward commitments, option contracts and loan sales transactions is managed by limiting the Company’s counterparties to investment banks, federally regulated bank affiliates and other investors meeting the Company’s credit standards. The segment’s risk, in the event of default by the purchaser, is the difference between the contract price and fair value of the MBS forward commitments and option contracts. At November 30, 2014, the segment had open commitments amounting to $771.0 million to sell MBS with varying settlement dates through February 2015.
The following tables represents the reconciliations of the beginning and ending balance for the Level 3 recurring fair value measurements:

	November 30,
(In thousands)	2014	2013
Mortgage servicing rights, beginning of period	$11,455	4,749
Purchases and retention of mortgage servicing rights (1)	9,314	5,675
Disposals	(2,308)	(790)
Changes in fair value (2)	(1,108)	1,821
Mortgage servicing rights, end of period	17,353	11,455

(1)	For the year ended November 30, 2014, purchases and retention of mortgage servicing rights included the $5.7 million acquisition of a portfolio of mortgage servicing rights.

(2)	Amount represents changes in fair value included in Lennar Financial Services revenues.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	November 30,
(In thousands)	2014	2013
Investments available-for-sale, beginning of period	$40,032	19,591
Purchases and other (1)	21,274	25,518
Sales	(51,934)	(5,618)
Changes in fair value (2)	7,379	748
Settlements (3)	(16,271)	(207)
Investments available-for-sale, end of period	$480	40,032

(1)	Represents investments in community development district bond that mature at 2039.

(2)
The changes in fair value were not included in other comprehensive income because the changes in fair value were deferred as a result of the Company's continuing involvement in the underlying real estate collateral.

(3)
The investments available-for-sale that were settled during the year ended November 30, 2014 related to investments in community development district bonds, which were in default by the borrower and regarding which the Company redeemed the bonds.

	November 30,
(In thousands)	2014	2013
Rialto loans held-for-sale, beginning of period	$44,228	—
Loan originations	1,562,748	690,266
Originated loans sold, including those not settled	(1,494,075)	(646,266)
Interest and principal paydowns	(800)	195
Changes in fair value (1)	1,495	33
Rialto loans held-for-sale, end of period	$113,596	44,228

(1)	Amount represents changes in fair value included in Rialto revenues.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s assets measured at fair value on a nonrecurring basis are those assets for which the Company has recorded valuation adjustments and write-offs. The fair values included in the tables below represent only those assets whose carrying values were adjusted to fair value during the respective periods disclosed. The assets measured at fair value on a nonrecurring basis are summarized below:

	Years Ended November 30,
		2014			2013			2012
(In thousands)	Fair Value Hierarchy	Carrying Value	Fair Value	Total Gains (Losses) (1)	Carrying Value	Fair Value	Total Gains (Losses) (1)	Carrying Value	Fair Value	Total Gains (Losses) (1)
Financial Assets
Rialto:
Impaired loans receivable	Level 3	$187,218	130,105	(57,113)	237,829	221,690	(16,139)	354,687	326,721	(27,966)
Non-financial assets
Lennar Homebuilding:
Finished homes and construction in progress (2)	Level 3	$8,071	4,498	(3,573)	16,453	11,995	(4,458)	25,784	14,755	(11,029)
Land and land under development (2)	Level 3	$7,013	6,143	(870)	—	—	—	18,044	16,166	(1,878)
Investments in unconsolidated entities (3)	Level 3	$—	—	—	20,921	20,024	(897)	—	—	—
Rialto:
REO - held-for-sale (4)
Upon acquisition/transfer	Level 3	$26,750	25,145	(1,605)	14,367	15,985	1,618	14,325	9,987	(4,338)
Upon management periodic valuations	Level 3	$50,115	42,279	(7,836)	26,772	21,199	(5,573)	19,718	17,139	(2,579)
REO - held-and-used, net (5)
Upon acquisition/transfer	Level 3	$60,572	55,407	(5,165)	79,775	86,262	6,487	172,654	175,114	2,460
Upon management periodic valuations	Level 3	$39,728	28,227	(11,501)	22,743	12,226	(10,517)	33,003	26,300	(6,703)

(1)
Represents losses due to valuation adjustments, write-offs, gains (losses) from transfers or acquisitions of real estate through foreclosure and REO impairments recorded during the years ended November 30, 2014, 2013 and 2012.

(2)	Valuation adjustments were included in Lennar Homebuilding costs and expenses in the Company's consolidated statement of operations for the years ended November 30, 2014, 2013 and 2012.

(3)	Valuation adjustments were included in Lennar Homebuilding other income, net in the Company's consolidated statement of operations for the year ended November 30, 2013.

(4)
REO held-for-sale assets are initially recorded at fair value less estimated costs to sell at the time of the transfer or acquisition through, or in lieu of, loan foreclosure. The fair value of REO held-for-sale is based upon appraised value at the time of foreclosure or management's best estimate. In addition, management periodically performs valuations of its REO held-for-sale. The gains (losses) upon the transfer or acquisition of REO and impairments were included in Rialto other income (expense), net, in the Company’s consolidated statement of operations for the years ended November 30, 2014, 2013 and 2012.

(5)
REO held-and-used, net, assets are initially recorded at fair value at the time of acquisition through, or in lieu of, loan foreclosure. The fair value of REO held-and-used, net, is based upon the appraised value at the time of foreclosure or management’s best estimate. In addition, management periodically performs valuations of its REO held-and-used, net. The gains (losses) upon acquisition of REO held-and-used, net and impairments were included in Rialto other income (expense), net, in the Company’s consolidated statement of operations for the years ended November 30, 2014, 2013 and 2012.

See Note 1 for a detailed description of the Company’s process for identifying and recording valuation adjustments related to Lennar Homebuilding inventory, Lennar Homebuilding investments in unconsolidated entities and Rialto REO assets.

16. Consolidation of Variable Interest Entities
GAAP requires the consolidation of VIEs in which an enterprise has a controlling financial interest. A controlling financial interest will have both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company evaluated the joint venture agreements of its joint ventures that were formed or that had reconsideration events during the year ended November 30, 2014. Based on the Company’s evaluation, in the third quarter of 2014, the Company consolidated entities within its Lennar Multifamily segment that had combined total assets of $17.9 million. In the second quarter of 2014, the Company entered into a new option agreement with MSR, which resulted in the consolidation of certain VIEs because of the Company having options on substantially all of the homesites. The VIEs that consolidated had total combined assets of $158.5 million and non-recourse liabilities of $1.6 million.
At November 30, 2014 and 2013, the Company’s recorded investments in Lennar Homebuilding unconsolidated entities were $656.8 million and $716.9 million, respectively, the Rialto segment’s investments in unconsolidated entities were $175.7 million and $154.6 million, respectively, and the Lennar Multifamily segment's investments in unconsolidated entities were $105.7 million and $46.3 million, respectively.
Consolidated VIEs
As of November 30, 2014, the carrying amount of the VIEs’ assets and non-recourse liabilities that consolidated were $929.1 million and $149.8 million, respectively. As of November 30, 2013, the carrying amount of the VIEs’ assets and non-recourse liabilities that consolidated were $1,195.3 million and $294.8 million, respectively. Those assets are owned by, and those liabilities are obligations of, the VIEs, not the Company.
A VIE’s assets can only be used to settle obligations of that VIE. The VIEs are not guarantors of the Company’s senior notes and other debts payable. In addition, the assets held by a VIE usually are collateral for that VIE’s debt. The Company and other partners do not generally have an obligation to make capital contributions to a VIE unless the Company and/or the other partner(s) have entered into debt guarantees with the VIE’s banks. Other than debt guarantee agreements with a VIE’s banks, there are no liquidity arrangements or agreements to fund capital or purchase assets that could require the Company to provide financial support to a VIE. While the Company has option contracts to purchase land from certain of its VIEs, the Company is not required to purchase the assets and could walk away from the contracts.
Consolidated Joint Ventures
During the year ended November 30, 2013, in a joint venture transaction, the Company bought out its 50% partners for $82.3 million, paying $18.8 million in cash and financing the remainder with a short-term note. The Company's consolidated joint venture then contributed certain assets to a new unconsolidated joint venture and brought in a new, long-term partner for $125 million, or a 31.25% interest. During the year ended November 30, 2013, the new unconsolidated joint venture subsequently distributed $125 million of cash to the Company as a return of capital.
Unconsolidated VIEs
At November 30, 2014 and 2013, the Company’s recorded investments in VIEs that are unconsolidated and its estimated maximum exposure to loss were as follows:

November 30, 2014
(In thousands)	Investments in Unconsolidated VIEs	Lennar’s Maximum Exposure to Loss
Lennar Homebuilding (1)	$124,311	194,321
Rialto (2)	17,290	17,290
Lennar Multifamily (3)	41,600	65,810
	$183,201	277,421

November 30, 2013
(In thousands)	Investments in Unconsolidated VIEs	Lennar’s Maximum Exposure to Loss
Lennar Homebuilding (1)	$195,720	301,315
Rialto (2)	24,393	24,393
Lennar Multifamily (3)	25,874	55,002
	$245,987	380,710

(1)
At November 30, 2014, the maximum exposure to loss of Lennar Homebuilding’s investments in unconsolidated VIEs was limited to its investment in the unconsolidated VIEs, except with regard to $70.0 million remaining commitment to fund an unconsolidated entity for further expenses up until the unconsolidated entity obtains permanent financing. At November 30, 2013, the maximum exposure to loss

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Lennar Homebuilding’s investments in unconsolidated entities was limited to its investment in the unconsolidated VIEs, except with regard to $90.5 million remaining commitment to fund an unconsolidated entity that was formed in 2013 for further expenses up until the unconsolidated entity obtains permanent financing and $15.0 million of recourse debt of an unconsolidated VIEs, which was included in the Company’s maximum recourse related to Lennar Homebuilding unconsolidated entities.

(2)
At both November 30, 2014 and 2013, the maximum recourse exposure to loss of Rialto’s investments in unconsolidated VIEs was limited to its investments in the unconsolidated entities. At November 30, 2014 and 2013, investments in unconsolidated VIEs and Lennar’s maximum exposure to loss included $17.3 million and $16.1 million, respectively, related to Rialto’s investments held-to-maturity.

(3)
At November 30, 2014 and 2013, the maximum exposure to loss of Lennar Multifamily's investments in unconsolidated VIEs was limited to its investments in the unconsolidated VIEs, except with regard to $23.4 million and $28.0 million, respectively, of letters of credit outstanding for certain of the unconsolidated VIEs that could be drawn upon in the event of default under their debt agreements.

While these entities are VIEs, the Company has determined that the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance is generally shared. While the Company generally manages the day-to-day operations of the VIEs, each of these VIEs has an executive committee made up of representatives from each partner. The members of the executive committee have equal votes and major decisions require unanimous consent and approval from all members. The Company does not have the unilateral ability to exercise participating voting rights without partner consent.
The Company and other partners do not generally have an obligation to make capital contributions to the VIEs, except for $23.4 million of letters of credit outstanding for certain Lennar Multifamily unconsolidated VIEs that could be drawn upon in the event of default under their debt agreements. In addition, there are no liquidity arrangements or agreements to fund capital or purchase assets that could require the Company to provide financial support to the VIEs, except with regard to a $70.0 million remaining commitment to fund an unconsolidated entity for further expenses up until the unconsolidated entity obtains permanent financing. Except for the unconsolidated VIEs discussed above, the Company and the other partners did not guarantee any debt of the other unconsolidated VIEs. While the Company has option contracts to purchase land from certain of its unconsolidated VIEs, the Company is not required to purchase the assets and could walk away from the contracts.
Option Contracts
The Company has access to land through option contracts, which generally enables it to control portions of properties owned by third parties (including land funds) and unconsolidated entities until the Company has determined whether to exercise the option.
A majority of the Company’s option contracts require a non-refundable cash deposit or irrevocable letter of credit based on a percentage of the purchase price of the land. The Company’s option contracts sometimes include price adjustment provisions, which adjust the purchase price of the land to its approximate fair value at the time of acquisition or are based on the fair value at the time of takedown.
The Company’s investments in option contracts are recorded at cost unless those investments are determined to be impaired, in which case the Company’s investments are written down to fair value. The Company reviews option contracts for indicators of impairment during each reporting period. The most significant indicator of impairment is a decline in the fair value of the optioned property such that the purchase and development of the optioned property would no longer meet the Company’s targeted return on investment with appropriate consideration given to the length of time available to exercise the option. Such declines could be caused by a variety of factors including increased competition, decreases in demand or changes in local regulations that adversely impact the cost of development. Changes in any of these factors would cause the Company to re-evaluate the likelihood of exercising its land options.
Some option contracts contain a predetermined take-down schedule for the optioned land parcels. However, in almost all instances, the Company is not required to purchase land in accordance with those take-down schedules. In substantially all instances, the Company has the right and ability to not exercise its option and forfeit its deposit without further penalty, other than termination of the option and loss of any unapplied portion of its deposit and pre-acquisition costs. Therefore, in substantially all instances, the Company does not consider the take-down price to be a firm contractual obligation.
When the Company does not intend to exercise an option, it writes off any unapplied deposit and pre-acquisition costs associated with the option contract. For the years ended November 30, 2014, 2013 and 2012, the Company wrote-off $4.6 million, $1.9 million and $2.4 million, respectively, of option deposits and pre-acquisition costs related to land under option that it does not intend to purchase.
The Company evaluates all option contracts for land to determine whether they are VIEs and, if so, whether the Company is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, if the Company is deemed to be the primary beneficiary or makes a significant deposit for optioned land, it may need to consolidate the land under option at the purchase price of the optioned land. Due to the new agreement with MSR

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

discussed in Note 4, $155.0 million of consolidated inventory not owned was reclassified to land and land under development and $70.3 million of consolidated inventory not owned was deconsolidated during the year ended November 30, 2014.
In addition to this transaction, during the year ended November 30, 2014, consolidated inventory not owned decreased by $182.4 million with a corresponding decrease to liabilities related to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2014. The decrease was primarily due to the purchase of land that was the subject of a previously consolidated option contract. To reflect the purchase price of the inventory consolidated, the Company had a net reclass related to option deposits from consolidated inventory not owned to land under development in the accompanying consolidated balance sheet as of November 30, 2014. The liabilities related to consolidated inventory not owned primarily represent the difference between the option exercise prices for the optioned land and the Company’s cash deposits.
The Company’s exposure to loss related to its option contracts with third parties and unconsolidated entities consisted of its non-refundable option deposits and pre-acquisition costs totaling $85.6 million and $129.2 million at November 30, 2014 and 2013, respectively. Additionally, the Company had posted $34.5 million and $29.9 million of letters of credit in lieu of cash deposits under certain option contracts as of November 30, 2014 and 2013, respectively.

17. Commitments and Contingent Liabilities
The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the Company’s consolidated financial statements. The Company is also a party to various lawsuits involving purchases and sales of real property. These lawsuits include claims regarding representations and warranties made in connection with the transfer of the property and disputes regarding the obligation to purchase or sell the property.
The Company has been engaged in litigation since 2008 in the United States District Court for the District of Maryland regarding whether the Company is required by a contract it entered into in 2005 to purchase a property in Maryland. After entering into the contract, the Company later renegotiated the purchase price, reducing it from $200 million to $134 million, $20 million of which has been paid and subsequently written off, leaving a balance of $114 million. In July 2014, the Court ruled that the Company may be obligated to purchase the property. As a result of changes in zoning for the property during the litigation, the Court ordered further proceedings to determine whether the sellers are entitled to specific performance and, if so, whether a further reduction in the purchase price is required. In January 2015, the Court rendered a decision ordering the Company to purchase the property for the $114 million balance of the contract price, to pay interest at the rate of 12% per annum from May 27, 2008, and to reimburse the seller for real estate taxes and attorneys’ fees. The Company believes the decision is contrary to applicable law and will appeal the decision. The Company does not believe it is probable that a loss has occurred and, therefore, no liability has been recorded with respect to this case.
The Company does not believe that the ultimate resolution of these claims or lawsuits will have a material adverse effect on its business or financial position. However, the financial effect of litigation concerning purchases and sales of property may depend upon the value of the subject property, which may have changed from the time the agreement for purchase or sale was entered into.
In December 2013, the Company was awarded by a civil jury compensatory damages and punitive damages against a former unconsolidated joint venture partner on court findings of defamation and conspiracy to extort money from the Company in 2008 and 2009. The Company does not expect to be able to collect the amount awarded to it and thus has not recorded any amounts receivable in its financial statements related to the award.
The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts generally enable the Company to control portions of properties owned by third parties (including land funds) and unconsolidated entities until the Company determines whether to exercise the option. The use of option contracts allows the Company to reduce the financial risks associated with long-term land holdings. At November 30, 2014, the Company had $85.6 million of non-refundable option deposits and pre-acquisition costs related to certain of these homesites, which were included in inventories in the consolidated balance sheet.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the non-cancellable leases in effect at November 30, 2014 were as follows:

(In thousands)	Lease Payments
2015	$34,358
2016	28,524
2017	23,695
2018	19,885
2019	13,994
Thereafter	16,658
Rental expense for the years ended November 30, 2014, 2013 and 2012 was $48.9 million, $41.9 million and $38.7 million, respectively.
The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $424.6 million at November 30, 2014. The Company also had outstanding performance and surety bonds related to site improvements at various projects (including certain projects in the Company’s joint ventures) of $923.3 million. Although significant development and construction activities have been completed related to these site improvements, these bonds are generally not released until all development and construction activities are completed. As of November 30, 2014, there were approximately $363.7 million, or 39%, of costs to complete related to these site improvements. The Company does not presently anticipate any draws upon these bonds that would have a material effect on its consolidated financial statements.

18. Supplemental Financial Information
The indentures governing the Company’s 5.60% senior notes due 2015, 6.50% senior notes due 2016, 12.25% senior notes due 2017, 4.75% senior notes due 2017, 6.95% senior notes due 2018, 4.125% senior notes due 2018, 4.500% senior notes due 2019, 4.50% senior notes due 2019, 2.75% convertible senior notes due 2020, 3.25% convertible senior notes due 2021 and 4.750% senior notes due 2022 require that, if any of the Company’s 100% owned subsidiaries, other than its finance company subsidiaries and foreign subsidiaries, directly or indirectly guarantee at least $75 million principal amount of debt of Lennar Corporation, those subsidiaries must also guarantee Lennar Corporation’s obligations with regard to its senior notes. The entities referred to as “guarantors” in the following tables are subsidiaries that are not finance company subsidiaries or foreign subsidiaries and were guaranteeing the senior notes because at November 30, 2014 they were guaranteeing Lennar Corporation's $125 million letter of credit facilities, it's $140 million letter of credit facility and its Credit Facility. The guarantees are full, unconditional and joint and several and the guarantor subsidiaries are 100% directly or indirectly owned by Lennar Corporation. A subsidiary's guarantee will be suspended at any time when it is not directly or indirectly guaranteeing at least $75 million principal amount of debt of Lennar Corporation, and a subsidiary will be released from its guarantee and any other obligations it may have regarding the senior notes if all or substantially all its assets, or all of its capital stock, are sold or otherwise disposed of.
For purposes of the condensed consolidating statement of cash flows included in the following supplemental financial information, the Company's accounting policy is to treat cash received by Lennar Corporation ("the Parent") from its subsidiaries, to the extent of net earnings from such subsidiaries as a dividend and accordingly a return on investment within cash flows from operating activities. Distributions of capital received by the Parent from its subsidiaries are reflected as cash flows from investing activities. The cash outflows associated with the return on investment dividends and distributions of capital received by the Parent are reflected by the Guarantor and Non-Guarantor subsidiaries in the Dividends line item within cash flows from financing activities. All other cash flows between the Parent and its subsidiaries represent the settlement of receivables and payables between such entities in conjunction with the Parent's centralized cash management arrangement with its subsidiaries, which operates with the characteristics of a revolving credit facility, and are accordingly reflected net in the Intercompany line item within cash flows from investing activities for the Parent and net in the Intercompany line item within cash flows from financing activities for the Guarantor and Non-Guarantor subsidiaries.
During the nine months ended August 31, 2015, certain subsidiaries that were Guarantor subsidiaries became Non-guarantor subsidiaries. For comparative purposes, the condensed consolidating supplemental financial information as of and for the years ended November 30, 2014, 2013 and 2012 has been retrospectively adjusted to reflect the aforementioned activity. This activity did not affect the Company’s consolidated financial statements.

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental information for the subsidiaries that were guarantor subsidiaries at November 30, 2014 was as follows:
Consolidating Balance Sheet November 30, 2014

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Lennar Homebuilding:
Cash and cash equivalents, restricted cash and receivables, net	$653,491	321,765	13,766	—	989,022
Inventories	—	7,517,261	219,339	—	7,736,600
Investments in unconsolidated entities	—	622,663	34,174	—	656,837
Other assets	159,564	385,143	120,591	7,291	672,589
Investments in subsidiaries	4,073,687	299,432	—	(4,373,119)	—
Intercompany	4,709,544	—	—	(4,709,544)	—
	9,596,286	9,146,264	387,870	(9,075,372)	10,055,048
Rialto real estate owned - held-and-used, net	—	—	255,795	—	255,795
Rialto all other assets	—	—	1,202,357	—	1,202,357
Lennar Financial Services	—	76,428	1,100,625	—	1,177,053
Lennar Multifamily	—	—	268,975	(961)	268,014
Total assets	$9,596,286	9,222,692	3,215,622	(9,076,333)	12,958,267
LIABILITIES AND EQUITY
Lennar Homebuilding:
Accounts payable and other liabilities	$447,104	748,991	79,699	—	1,275,794
Liabilities related to consolidated inventory not owned	—	45,028	—	—	45,028
Senior notes and other debts payable	4,322,162	287,700	80,351	—	4,690,213
Intercompany	—	4,350,505	359,039	(4,709,544)	—
	4,769,266	5,432,224	519,089	(4,709,544)	6,011,035
Rialto	—	—	747,044	—	747,044
Lennar Financial Services	—	28,705	861,608	6,330	896,643
Lennar Multifamily	—	—	52,243	—	52,243
Total liabilities	$4,769,266	5,460,929	2,179,984	(4,703,214)	7,706,965
Stockholders’ equity	4,827,020	3,761,763	611,356	(4,373,119)	4,827,020
Noncontrolling interests	—	—	424,282	—	424,282
Total equity	4,827,020	3,761,763	1,035,638	(4,373,119)	5,251,302
Total liabilities and equity	$9,596,286	9,222,692	3,215,622	(9,076,333)	12,958,267

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet November 30, 2013

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Lennar Homebuilding:
Cash and cash equivalents, restricted cash and receivables, net	$562,134	192,544	28,831	—	783,509
Inventories	—	6,498,094	102,954	—	6,601,048
Investments in unconsolidated entities	—	702,291	14,658	—	716,949
Other assets	116,657	534,726	88,010	9,236	748,629
Investments in subsidiaries	4,305,887	325,906	—	(4,631,793)	—
Intercompany	3,191,611	—	—	(3,191,611)	—
	8,176,289	8,253,561	234,453	(7,814,168)	8,850,135
Rialto real estate owned - held-and-used, net	—	—	428,989	—	428,989
Rialto all other assets	—	—	1,050,324	—	1,050,324
Lennar Financial Services	—	76,160	720,550	—	796,710
Lennar Multifamily	—	—	150,390	(3,301)	147,089
Total assets	$8,176,289	8,329,721	2,584,706	(7,817,469)	11,273,247
LIABILITIES AND EQUITY
Lennar Homebuilding:
Accounts payable and other liabilities	$302,558	622,790	58,948	—	984,296
Liabilities related to consolidated inventory not owned	—	384,876	—	—	384,876
Senior notes and other debts payable	3,704,830	400,044	89,558	—	4,194,432
Intercompany	—	3,065,003	126,608	(3,191,611)	—
	4,007,388	4,472,713	275,114	(3,191,611)	5,563,604
Rialto	—	—	497,008	—	497,008
Lennar Financial Services	—	30,045	507,659	5,935	543,639
Lennar Multifamily	—	—	41,526	—	41,526
Total liabilities	$4,007,388	4,502,758	1,321,307	(3,185,676)	6,645,777
Stockholders’ equity	4,168,901	3,826,963	804,830	(4,631,793)	4,168,901
Noncontrolling interests	—	—	458,569	—	458,569
Total equity	4,168,901	3,826,963	1,263,399	(4,631,793)	4,627,470
Total liabilities and equity	$8,176,289	8,329,721	2,584,706	(7,817,469)	11,273,247

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations Year Ended November 30, 2014

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues:
Lennar Homebuilding	$—	7,023,678	1,452	—	7,025,130
Lennar Financial Services	—	161,145	315,123	(21,887)	454,381
Rialto	—	—	230,521	—	230,521
Lennar Multifamily	—	—	69,780	—	69,780
Total revenues	—	7,184,823	616,876	(21,887)	7,779,812
Cost and expenses:
Lennar Homebuilding	—	5,961,062	9,444	(8,477)	5,962,029
Lennar Financial Services	—	153,975	233,162	(12,894)	374,243
Rialto	—	—	249,114	—	249,114
Lennar Multifamily	—	—	95,227	—	95,227
Corporate general and administrative	172,099	—	—	5,062	177,161
Total costs and expenses	172,099	6,115,037	586,947	(16,309)	6,857,774
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	—	(4,140)	3,785	—	(355)
Lennar Homebuilding other income, net	254	4,726	2,762	(216)	7,526
Other interest expense	(5,794)	(36,551)	—	5,794	(36,551)
Rialto equity in earnings from unconsolidated entities	—	—	59,277	—	59,277
Rialto other income, net	—	—	3,395	—	3,395
Lennar Multifamily equity in earnings from unconsolidated entities	—	—	14,454	—	14,454
Earnings (loss) before income taxes	(177,639)	1,033,821	113,602	—	969,784
Benefit (provision) for income taxes	61,818	(357,277)	(45,632)	—	(341,091)
Equity in earnings from subsidiaries	754,737	39,691	—	(794,428)	—
Net earnings (including net loss attributable to noncontrolling interests)	638,916	716,235	67,970	(794,428)	628,693
Less: Net loss attributable to noncontrolling interests	—	—	(10,223)	—	(10,223)
Net earnings attributable to Lennar	$638,916	716,235	78,193	(794,428)	638,916
Comprehensive earnings attributable to Lennar	$638,916	716,235	78,193	(794,428)	638,916
Comprehensive loss attributable to noncontrolling interests	$—	—	(10,223)	—	(10,223)

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations Year Ended November 30, 2013

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues:
Lennar Homebuilding	$—	5,317,890	37,057	—	5,354,947
Lennar Financial Services	—	162,939	285,474	(21,071)	427,342
Rialto	—	—	138,060	—	138,060
Lennar Multifamily	—	—	14,746	—	14,746
Total revenues	—	5,480,829	475,337	(21,071)	5,935,095
Cost and expenses:
Lennar Homebuilding	—	4,546,670	25,129	7,309	4,579,108
Lennar Financial Services	—	157,351	212,380	(28,175)	341,556
Rialto	—	—	151,072	—	151,072
Lennar Multifamily	—	—	31,463	—	31,463
Corporate general and administrative	140,999	—	—	5,061	146,060
Total costs and expenses	140,999	4,704,021	420,044	(15,805)	5,249,259
Lennar Homebuilding equity in earnings from unconsolidated entities	—	22,966	837	—	23,803
Lennar Homebuilding other income (expense), net	542	27,446	(138)	(504)	27,346
Other interest expense	(5,770)	(93,913)	—	5,770	(93,913)
Rialto equity in earnings from unconsolidated entities	—	—	22,353	—	22,353
Rialto other income, net	—	—	16,787	—	16,787
Lennar Multifamily equity in loss from unconsolidated entities	—	—	(271)	—	(271)
Earnings (loss) before income taxes	(146,227)	733,307	94,861	—	681,941
Benefit (provision) for income taxes	54,353	(204,940)	(26,428)	—	(177,015)
Equity in earnings from subsidiaries	571,548	44,980	—	(616,528)	—
Net earnings (including net earnings attributable to noncontrolling interests)	479,674	573,347	68,433	(616,528)	504,926
Less: Net earnings attributable to noncontrolling interests	—	—	25,252	—	25,252
Net earnings attributable to Lennar	$479,674	573,347	43,181	(616,528)	479,674
Comprehensive earnings attributable to Lennar	$479,674	573,347	43,181	(616,528)	479,674
Comprehensive earnings attributable to noncontrolling interests	$—	—	25,252	—	25,252

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations Year Ended November 30, 2012

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues:
Lennar Homebuilding	$—	3,580,827	405	—	3,581,232
Lennar Financial Services	—	156,478	246,566	(18,426)	384,618
Rialto	—	—	138,856	—	138,856
Lennar Multifamily	—	—	426	—	426
Total revenues	—	3,737,305	386,253	(18,426)	4,105,132
Cost and expenses:
Lennar Homebuilding	—	3,201,036	15,872	(542)	3,216,366
Lennar Financial Services	—	151,455	165,419	(17,038)	299,836
Rialto	—	—	138,990	—	138,990
Lennar Multifamily	—	—	6,306	—	6,306
Corporate general and administrative	122,277	—	—	5,061	127,338
Total costs and expenses	122,277	3,352,491	326,587	(12,519)	3,788,836
Lennar Homebuilding equity in loss from unconsolidated entities	—	(26,153)	(519)	—	(26,672)
Lennar Homebuilding other income (expense), net	(90)	15,106	—	128	15,144
Other interest expense	(5,779)	(94,353)	—	5,779	(94,353)
Rialto equity in earnings from unconsolidated entities	—	—	41,483	—	41,483
Rialto other expense, net	—	—	(29,780)	—	(29,780)
Lennar Multifamily equity in loss from unconsolidated entities	—	—	(4)	—	(4)
Earnings (loss) before income taxes	(128,146)	279,414	70,846	—	222,114
Benefit (provision) for income taxes	20,711	455,844	(41,337)	—	435,218
Equity in earnings from subsidiaries	786,559	44,815	—	(831,374)	—
Net earnings (including net loss attributable to noncontrolling interests)	679,124	780,073	29,509	(831,374)	657,332
Less: Net loss attributable to noncontrolling interests	—	—	(21,792)	—	(21,792)
Net earnings attributable to Lennar	$679,124	780,073	51,301	(831,374)	679,124
Comprehensive earnings attributable to Lennar	$679,124	780,073	51,301	(831,374)	679,124
Comprehensive loss attributable to noncontrolling interests	$—	—	(21,792)	—	(21,792)

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows Year Ended November 30, 2014

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net earnings (including net loss attributable to noncontrolling interests)	$638,916	716,235	67,970	(794,428)	628,693
Distributions of earnings from guarantor and non-guarantor subsidiaries	754,737	39,691	—	(794,428)	—
Other adjustments to reconcile net earnings (including net loss attributable to noncontrolling interests) to net cash provided by (used in) operating activities	(583,119)	(1,108,430)	(520,060)	794,428	(1,417,181)
Net cash provided by (used in) operating activities	810,534	(352,504)	(452,090)	(794,428)	(788,488)
Cash flows from investing activities:
Distributions of capital from Lennar Homebuilding unconsolidated entities and (investments in and contributions to)	—	63,990	(8,040)	—	55,950
Distributions of capital from Rialto unconsolidated entities, net of investments in and contributions to	—	—	27,391	—	27,391
Distributions of capital from Lennar Multifamily unconsolidated entities, net of investments in and contributions to	—	—	36,182	—	36,182
Receipts of principal payments on Rialto loans receivable, net	—	—	24,019	—	24,019
Proceeds from sales of Rialto real estate owned	—	—	269,698	—	269,698
Proceeds from sale of operating properties	—	43,937	—	—	43,937
Other	(2,347)	19,027	(35,498)	—	(18,818)
Distributions of capital from guarantor and non-guarantor subsidiaries	232,200	65,200	—	(297,400)	—
Intercompany	(1,515,367)	—	—	1,515,367	—
Net cash provided by (used in) investing activities	(1,285,514)	192,154	313,752	1,217,967	438,359
Cash flows from financing activities:
Net borrowings under Lennar Financial Services debt	—	—	324,281	—	324,281
Net borrowings under Rialto warehouse repurchase facilities	—	—	65,254	—	65,254
Net proceeds from senior notes and structured notes	843,300	—	196,180	—	1,039,480
Redemption of senior notes	(250,000)	—	—	—	(250,000)
Principal repayments on Rialto notes payable	—	—	(75,879)	—	(75,879)
Net repayments on other borrowings	—	(241,539)	(23,750)	—	(265,289)
Exercise of land option contracts from an unconsolidated land investment venture	—	(1,540)	—	—	(1,540)
Net payments related to noncontrolling interests	—	—	(142,766)	—	(142,766)
Excess tax benefits from share-based awards	7,497	—	—	—	7,497
Common stock:
Issuances	13,599	—	—	—	13,599
Repurchases	(20,424)	—	—	—	(20,424)
Dividends	(32,775)	(781,435)	(310,393)	1,091,828	(32,775)
Intercompany	—	1,285,786	229,581	(1,515,367)	—
Net cash provided by financing activities	561,197	261,272	262,508	(423,539)	661,438
Net increase in cash and cash equivalents	86,217	100,922	124,170	—	311,309
Cash and cash equivalents at beginning of period	547,101	151,992	271,412	—	970,505
Cash and cash equivalents at end of period	$633,318	252,914	395,582	—	1,281,814

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows Year Ended November 30, 2013

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net earnings (including net earnings attributable to noncontrolling interests)	$479,674	573,347	68,433	(616,528)	504,926
Distributions of earnings from guarantor and non-guarantor subsidiaries	571,548	44,980	—	(616,528)	—
Other adjustments to reconcile net earnings (including net earnings attributable to noncontrolling interests) to net cash provided by (used in) operating activities	(555,792)	(1,322,939)	(50,437)	616,528	(1,312,640)
Net cash provided by (used in) operating activities	495,430	(704,612)	17,996	(616,528)	(807,714)
Cash flows from investing activities:
Distributions of capital from Lennar Homebuilding unconsolidated entities, net of investments in and contributions to	—	98,819	2,190	—	101,009
Investments in and contributions to Rialto unconsolidated entities, net of distributions of capital	—	—	(24,397)	—	(24,397)
Decrease in Rialto defeasance cash to retire notes payable	—	—	223,813	—	223,813
Receipts of principal payments on Rialto loans receivable, net	—	—	66,788	—	66,788
Proceeds from sales of Rialto real estate owned	—	—	239,215	—	239,215
Proceeds from sale of operating properties	—	—	140,564	—	140,564
Other	(233)	(46,230)	(11,280)	—	(57,743)
Intercompany	(1,333,932)	—	—	1,333,932	—
Net cash provided by (used in) investing activities	(1,334,165)	52,589	636,893	1,333,932	689,249
Cash flows from financing activities:
Net repayments under Lennar Financial Services debt	—	—	(83,828)	—	(83,828)
Net borrowings under Rialto warehouse repurchase facilities	—	—	76,017	—	76,017
Net proceeds from convertible and senior notes	494,329	—	—	—	494,329
Redemption of senior notes	(63,001)	(750)	—	—	(63,751)
Net proceeds from Rialto senior notes	—	—	242,736	—	242,736
Principal repayments on Rialto notes payable	—	—	(471,255)	—	(471,255)
Net repayments on other borrowings	—	(67,984)	(126,779)	—	(194,763)
Exercise of land option contracts from an unconsolidated land investment venture	—	(28,869)	—	—	(28,869)
Net payments related to noncontrolling interests	—	—	(193,419)	—	(193,419)
Excess tax benefits from share-based awards	10,148	—	—	—	10,148
Common stock:
Issuances	34,114	—	—	—	34,114
Repurchases	(12,320)	—	—	—	(12,320)
Dividends	(30,912)	(573,347)	(43,181)	616,528	(30,912)
Intercompany	—	1,283,156	50,776	(1,333,932)	—
Net cash provided by (used in) financing activities	432,358	612,206	(548,933)	(717,404)	(221,773)
Net increase (decrease) in cash and cash equivalents	(406,377)	(39,817)	105,956	—	(340,238)
Cash and cash equivalents at beginning of period	953,478	191,809	165,456	—	1,310,743
Cash and cash equivalents at end of period	$547,101	151,992	271,412	—	970,505

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows Year Ended November 30, 2012

(In thousands)	Lennar Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net earnings (including net loss attributable to noncontrolling interests)	$679,124	780,073	29,509	(831,374)	657,332
Distributions of earnings from guarantor and non-guarantor subsidiaries	318,998	44,815	—	(363,813)	—
Other adjustments to reconcile net earnings (including net loss attributable to noncontrolling interests) to net cash provided by (used in) operating activities	(783,282)	(940,544)	(189,528)	831,374	(1,081,980)
Net cash provided by (used in) operating activities	214,840	(115,656)	(160,019)	(363,813)	(424,648)
Cash flows from investing activities:
(Investments in and contributions to) and distributions of capital from Lennar Homebuilding unconsolidated entities	—	(37,657)	9,702	—	(27,955)
Distributions of capital from Rialto unconsolidated entities, net of investments and contributions to	—	—	39,813	—	39,813
Increase in Rialto defeasance cash to retire notes payable	—	—	(4,427)	—	(4,427)
Receipts of principal payments on Rialto loans receivable, net	—	—	81,648	—	81,648
Proceeds from sales of Rialto real estate owned	—	—	183,883	—	183,883
Other	(218)	3,720	(31,173)	—	(27,671)
Intercompany	(700,846)	—	—	700,846	—
Net cash provided by (used in) investing activities	(701,064)	(33,937)	279,446	700,846	245,291
Cash flows from financing activities:
Net borrowings (repayments) under Lennar Financial Services debt	—	(76)	47,936	—	47,860
Net proceeds from convertible and senior notes	790,882	—	—	—	790,882
Partial redemption of senior notes	(210,862)	—	—	—	(210,862)
Net repayments on other borrowings	—	(51,918)	(195,694)	—	(247,612)
Exercise of land option contracts from an unconsolidated land investment venture	—	(50,396)	—	—	(50,396)
Net receipts related to noncontrolling interests	—	—	1,179		1,179
Excess tax benefits from share-based awards	10,814	—	—	—	10,814
Common stock:
Issuances	32,174	—	—	—	32,174
Repurchases	(17,149)	—	—	—	(17,149)
Dividends	(30,394)	(312,512)	(51,301)	363,813	(30,394)
Intercompany	—	584,286	116,560	(700,846)	—
Net cash provided by (used in) financing activities	575,465	169,384	(81,320)	(337,033)	326,496
Net increase in cash and cash equivalents	89,241	19,791	38,107	—	147,139
Cash and cash equivalents at beginning of period	864,237	172,018	127,349	—	1,163,604
Cash and cash equivalents at end of period	$953,478	191,809	165,456	—	1,310,743

LENNAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Quarterly Data (unaudited)

	First	Second	Third	Fourth
(In thousands, except per share amounts)
2014
Revenues	$1,363,095	1,818,745	2,014,034	2,583,938
Gross profit from sales of homes	$286,053	409,615	456,162	584,403
Earnings before income taxes	$125,876	203,630	262,335	377,943
Net earnings attributable to Lennar	$78,117	137,719	177,757	245,323
Earnings per share:
Basic	$0.38	0.67	0.87	1.20
Diluted	$0.35	0.61	0.78	1.07
2013
Revenues	$990,243	1,426,881	1,602,768	1,915,203
Gross profit from sales of homes	$188,997	303,284	360,946	465,033
Earnings before income taxes	$53,321	162,289	189,359	276,972
Net earnings attributable to Lennar	$57,492	137,436	120,662	164,084
Earnings per share:
Basic	$0.30	0.71	0.62	0.84
Diluted	$0.26	0.61	0.54	0.73
Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.